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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Forest Oil Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202

March 26, 2014

Dear Fellow Shareholder:

        We cordially invite you to attend the annual meeting of shareholders of Forest Oil Corporation to be held on Wednesday, May 7, 2014, at 9:00 a.m., M.D.T., at the Marriott Hotel, 1701 California Street, Denver, Colorado.

        At this year's meeting, you will be asked to (i) elect James H. Lee and Patrick R. McDonald as Class II directors, (ii) approve, by non-binding vote, the compensation of the named executive officers as disclosed in this proxy statement, and (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Details regarding each of the proposals are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

        As permitted under the rules of the Securities and Exchange Commission, we are mailing to many of our shareholders a notice of the availability of the proxy materials for the annual meeting of shareholders to be held on May 7, 2014, instead of mailing a paper copy of the annual meeting notice, the accompanying proxy statement, and our 2013 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including the notice, the accompanying proxy statement, our 2013 Annual Report, and a form of proxy card or voting instruction card. All shareholders who do not receive a notice will receive a paper copy of the proxy materials by mail. We believe this process represents a more direct mechanism for disseminating information, reduces the number of printed copies and thus reduces the environmental impact of producing and delivering these materials.

        As owners of Forest common stock, your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card.

        On behalf of our Board of Directors, thank you for your continued interest in Forest Oil.

Sincerely,

Patrick R. McDonald President and Chief Executive Officer

Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 7, 2014

        We will hold the annual meeting of shareholders of Forest Oil Corporation on Wednesday, May 7, 2014, beginning at 9:00 a.m., M.D.T., at the Marriott Hotel, 1701 California Street, Denver, Colorado 80202. The items of business are:

  1.
  Election of James H. Lee and Patrick R. McDonald as Class II directors;

  2.
  To conduct an advisory vote on executive compensation;

  3.
  Ratification of the appointment of Ernst & Young LLP as Forest's independent registered public accounting firm for the year ending December 31, 2014; and

  4.
  Consideration of such other business as may be properly brought before the meeting.

        Only Forest shareholders of record at the close of business on March 12, 2014, the record date for the meeting, are entitled to vote at the meeting and any adjournments or postponements of the meeting.

        Whether or not you plan to attend the annual meeting, we urge you to vote as soon as possible. You may vote your shares over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy card or voting instruction card by mail, you may submit your proxy or voting instruction card by completing, signing, dating, and returning your proxy card or voting instruction card in the pre-addressed envelope provided. If you hold your shares of record and attend the meeting, you will have the right to revoke the proxy and vote your shares in person. For specific instructions on how to vote your shares, please refer to the section heading "GENERAL INFORMATION" in the accompanying proxy statement.

By Order of the Board of Directors,

Richard W. Schelin Vice President, General Counsel and Secretary

Denver, Colorado
March 26, 2014

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE FOREST OIL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2014

        This notice, the accompanying proxy statement, and our 2013 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2013, are available on our website at www.forestoil.com. Additionally, and in accordance with Securities and Exchange Commission rules, you may access these materials at the cookies-free websites indicated in the notice of the availability of proxy materials that you may receive from our transfer agent, Computershare Shareowner Services LLC, or from Broadridge Financial Solutions, Inc.

IMPORTANT VOTING INFORMATION

        Shareholders who hold Forest shares through a broker, bank or other financial institution receive proxy materials and a voting instruction form-either electronically or by mail-before each shareholder meeting. For your vote to be counted with respect to Proposals 1 and 2, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the shareholder meeting or by such other date that may be indicated by the broker, bank or institution.

Your Participation in Voting the Shares You Own Is Important

        Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card or voting instruction card to vote your shares. We hope you will exercise your rights and fully participate as a shareholder in Forest's future.

More Information Is Available

        If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder. Additionally, you may contact our Investor Relations Department at www.forestoil.com or by email at IR@forestoil.com.

i

ii

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, May 7, 2014

Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202
www.forestoil.com

 GENERAL INFORMATION

Proxy Solicitation

        Beginning on or about March 26, 2014, Forest has made available to you on the Internet, or has delivered to you by mail, these proxy materials for the solicitation of proxies by the Board of Directors (the "Board") of Forest Oil Corporation ("Forest," "we" or "our"), a New York corporation, for Forest's annual meeting of shareholders to be held at 9:00 a.m., M.D.T., on Tuesday, May 7, 2014, at the Marriott Hotel, 1701 California Street, Denver, Colorado 80202. The proxies also may be voted at any adjournments or postponements of the meeting. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks, and other nominees will be requested to solicit proxies or authorizations from beneficial owners. Forest will bear all costs incurred in connection with the preparation, assembly, and delivery of the proxy materials and the solicitation of proxies and will reimburse brokers, banks, and other nominees, fiduciaries, and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Forest common stock. We have engaged Georgeson Inc. to assist us in the solicitation of proxies, for which we have paid it a fee of $8,500 and will reimburse it for certain charges and expenses.

Shareholders Entitled to Vote; Record Date

        Shareholders of record at the close of business on March 12, 2014, the record date, are entitled to notice of, and to vote at, the meeting or at adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of Forest common stock held. On the record date there were 119,060,352 shares of Forest common stock issued and outstanding.

Notice of Internet Availability of Proxy Materials

        As permitted under the rules of the Securities and Exchange Commission, or the SEC, Forest is mailing to the majority of its shareholders a notice about the Internet availability of the proxy materials instead of mailing a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. See below for details. Forest is providing some of its shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

        The notice that you receive in the mail will come in one of two forms, depending on how you hold your shares of Forest. If your shares are held in a brokerage account, or by a trustee or other nominee, you are considered the "beneficial owner" of those shares and you will receive a four-page document titled "IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS" for the annual meeting of shareholders to be held on May 7, 2014, from Broadridge Financial Solutions, Inc. If your shares are registered directly in your name with our transfer agent, you are considered the "shareholder of record" and you will receive a two-page document from our transfer agent, Computershare Shareowner Services LLC, also titled "IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS." In either case, instructions on how to access the proxy materials over the Internet and to request paper copies may be found in the notice. Our proxy materials may also be accessed on our website at www.forestoil.com.

 How to Vote Your Shares Without Attending the Annual Meeting in Person

        Whether you hold shares directly as a shareholder of record, or beneficially in "street name," you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy; and if you hold your shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee, or nominee. There are three ways to vote by proxy and voting instruction card:

  •
  By Internet-Shareholders who received a notice about the Internet availability of the proxy materials may submit their proxy over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

  •
  By Telephone-Shareholders of record may submit proxies by telephone, by calling the number included in the materials received from Computershare Shareowner Services LLC, and following the instructions. In addition, you will need to have the control number that appears on your notice available when voting. Shareholders who are beneficial owners of their shares and who have received a voting instruction card may vote by calling the number specified on the voting instruction card provided by their broker, trustee, or nominee.

  •
  By Mail-Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing, and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

        If you provide specific voting instructions, your shares will be voted as you instruct. If you hold your shares directly and you sign the proxy card but do not provide instructions or if you do not make specific Internet or telephone voting choices, your shares will be voted "FOR" the election of all director nominees identified in this proxy statement, "FOR" the approval of the compensation of the named executive officers, and "FOR" ratification of the appointment of Ernst & Young, LLP ("Ernst & Young") as our independent registered public accounting firm for the year ending December 31, 2014.

        If you sign the voting instruction card of your broker, trustee, or other nominee, but do not provide instructions, or if you do not make specific Internet or telephone voting choices, your shares will not be voted unless your broker, trustee, or other nominee has discretionary authority to vote. When a broker, trustee, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have authority to vote in the absence of timely instructions from the beneficial owner, this is referred to as a "broker non-vote." Brokers who are members of the NYSE have discretionary authority to vote the shares of a beneficial owner with respect to the ratification of Ernst & Young as our independent registered public accounting firm, but such brokers are not empowered to vote for Proposals 1 and 2 in the absence of specific instructions from the beneficial owner.

 How to Vote Your Shares by Attending the Annual Meeting in Person

        Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the annual meeting only if you obtain a "legal proxy" from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you are unable to attend the meeting.

Revoking Your Proxy

        A proxy may be revoked at any time before it is voted by (1) sending written notice of revocation to our Secretary at our office address set forth above prior to the annual meeting, (2) delivering a revised proxy (by one of the methods described above) bearing a later date, or (3) voting in person by completing a ballot at the annual meeting. If you have instructed a broker, trustee, or other nominee to vote your shares, you must follow the directions received from your broker, trustee, or other nominee to change those instructions. You may change your telephone or Internet vote as often as you wish following the procedures for telephone or Internet voting, as applicable.

Quorum; Vote Required

        A majority of the outstanding shares entitled to vote at the meeting must be present or represented by proxy at the meeting in order to have a quorum. All shares that are voted "for" or "against" any matter, votes that are "withheld" for Class II nominees, abstentions, and "broker non-votes" are counted as present for the purpose of determining a quorum. If a quorum is not present at the meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy. If a majority of the shareholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting. The place and date to which the annual meeting would be adjourned would be announced at the meeting, but would in no event be more than 30 days after the date of the annual meeting.

        Under the laws of New York, our state of incorporation, "votes cast" at a meeting of shareholders by the holders of shares entitled to vote generally are determinative of the outcome of the matter subject to vote. All of the proposals set forth in this proxy statement are subject to this standard. Although they are considered in determining the presence of a quorum, abstentions and "broker non-votes" will not be considered "votes cast." Accordingly, they will have no effect on the outcome of the vote. In the election of directors, votes that are "withheld" are considered a vote against the director from whom the vote is withheld.

        We intend to announce preliminary voting results at the meeting and publish final results in a periodic report on Form 8-K within four business days following the annual meeting of shareholders.

Other Matters

        The Board knows of no matter, other than those referred to in the notice of annual meeting and this proxy statement, which will be presented at the meeting. If any other matter is properly brought before the meeting or any of its adjournments or postponements, the persons named in the proxy will vote the proxy in accordance with their judgment on such matter.

Recommendations of the Board of Directors

        Our Board recommends a vote "FOR" the election of each of the Class II director nominees, "FOR" the approval, by advisory vote, of the compensation of the named executive officers, and

"FOR" the ratification of the appointment of Ernst & Young as Forest's independent registered public accounting firm for the year ending December 31, 2014.

Delivery of Documents to Security Holders Sharing an Address; Householding

        SEC rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This method of delivery, often referred to as "householding," is meant to reduce both the amount of duplicate information that shareholders receive, and printing and mailing costs. We are not householding proxy materials for our shareholders of record in connection with the annual meeting, but certain intermediaries may household proxy materials. If you hold your shares of our common stock beneficially through a broker or bank that has determined to household proxy materials, only one proxy statement and 2013 Annual Report may be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary. If your household is receiving multiple copies of our proxy statement and annual report and you wish to receive only one copy of future notices or proxy materials, you should contact your bank or broker.

        We will promptly deliver to you a separate copy of the proxy statement and 2013 Annual Report if you so request by calling us at 303.812.1400, or by writing, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202. You may also contact your bank or broker to make a similar request.

Access to Annual Report and Governance Documents

        We refer you to our 2013 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC. Our Annual Report on Form 10-K, including our financial statements, and any amendments and any documents incorporated by reference in our Annual Report on Form 10-K, our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and each of the charters of the Board committees described herein will be sent to you without charge upon written request. If you would like to receive any additional information, please contact us in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, or contact us by telephone at 303.812.1400. Alternatively, you may access the 2013 Annual Report and the foregoing governance documents on Forest's website at www.forestoil.com. The 2013 Annual Report is not considered a part of the proxy solicitation materials.

CORPORATE GOVERNANCE PRINCIPLES AND
INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board Independence

        Our Corporate Governance Guidelines provide that a majority of the Board will consist of independent directors. The Board has determined that six of our directors are independent, including Messrs. Loren K. Carroll, Richard J. Carty, Dod A. Fraser, James H. Lee, James D. Lightner, and Raymond I. Wilcox. Patrick R. McDonald is not independent due to his status as our President and Chief Executive Officer. Only directors who have been determined to be independent serve on our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board uses the independence standards as adopted by the New York Stock Exchange ("NYSE") and the SEC in making these determinations and, based on information provided by the members, has determined that no member of these committees has a material relationship with Forest (either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with Forest) that may interfere with the exercise of such member's independence. The independence standards are reflected in our Corporate Governance Guidelines. In addition, the Board has elected Mr. Lightner, an independent director, to serve as our non-executive Chairman.

Board Leadership Structure and Risk Oversight

        Forest believes that its Board is best characterized as independent. As noted above, six of the Board's seven members are independent and unaffiliated, with our Chief Executive Officer being the only non-independent director. Further, although not required by our governance documents, since 2003 Forest has bifurcated the role of Chief Executive Officer and Chairman of the Board. We believe that having an independent, non-executive Chairman of the Board represents an appropriate governance practice for Forest at this time. This structure creates a separation of the day-to-day administrative and strategic planning activities of management from the Board's oversight function. This separation in turn spreads decision-making power and fosters the need for better and more purposeful communication between management and the Board in order to achieve corporate goals that are aligned with shareholder interests.

        Our Board members have diverse backgrounds. From an educational standpoint, one of our directors has an engineering background, two have geologic backgrounds, and four have economic and finance backgrounds. From a work experience standpoint, two of our directors' careers were spent primarily with independent oil and gas companies, two with finance and investment banking firms, one with a major oil and gas company, one with an oilfield service company, and one began his career primarily in banking and finance and has since devoted his career to consulting and investing in the domestic oil and gas industry. At the same time, all of our directors have experience in the oil and gas industry. We believe that the breadth of our directors' experience, coupled with their diverse backgrounds, increases our Board's collective ability to lead Forest and to recognize and address risks to which Forest is exposed.

        As described in detail below, there are four standing committees of the Board: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Executive Committee. At the end of each quarter, the full Board reviews and ratifies the actions that each committee took during that quarter.

        The Board and its committees play an important risk oversight role at Forest. The entire Board reviews and determines Forest's overarching business strategy, the management of its balance sheet, and each year's annual business plan and budget. The business plan and budget includes our capital expenditures plan for the year. Forest's annual business plan is also the source for most of the targets used in Forest's annual incentive compensation plan, which the Board's Compensation Committee oversees.

        The Board also reviews all acquisition and disposition transactions entered into by Forest and its subsidiaries, and all transactions with a value of $25 million or more must be approved in advance by the Board. In addition, the Board has approved and adopted a Risk Management Policy governing Forest's commodity price, interest, and foreign exchange risk management, including the allowable scope and terms of hedging contracts entered into by Forest. Any variations to the policy's mandates must be approved in advance by the Board. In furtherance of the Board's role under the Risk Management Policy, senior management provides quarterly updates to the Board regarding Forest's existing hedges, the projected production volumes corresponding to the time periods of the hedges, and any outstanding hedging targets that senior management has developed. Senior management will communicate with the Board more frequently than through its quarterly reports if, for example, a variation to the policy's mandates is proposed.

        In addition, the Audit Committee of the Board is specifically charged with reviewing Forest's financial risk exposures, Forest's internal oil and gas reserve estimates, and the annual audit of those estimates done by Forest's independent reserve engineers. The Audit Committee reports to the full Board regarding its review and assessment of Forest's reserve estimating processes. Further, both Forest's independent auditors and Forest's internal audit department report to the Audit Committee.

        The administration of the Board's risk oversight role does not have any direct effect on the Board's leadership structure. However, we believe that the Board's structure, its committees, and the experience and diverse backgrounds of our directors all help to ensure the integrity of Forest's risk management and oversight.

Board Structure; Committee Composition; Meetings

        As of the date of this proxy statement, our Board has seven members and the following four standing committees: (1) Audit Committee; (2) Compensation Committee; (3) Executive Committee; and (4) Nominating and Corporate Governance Committee. The membership and function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. During 2013, the Board held twenty-one meetings. Each director attended at least 75% of the aggregate of all meetings of the Board and the standing committees on which he served during 2013. Directors are encouraged to attend the annual meeting of shareholders. All of the directors attended the 2013 annual meeting of shareholders. The following table identifies the members of the Board, the standing committees of the Board on which they serve, and the Chairman of each committee as of the date of this proxy statement.

Name of Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee

Independent Directors:
Loren K. Carroll		X		Chair
Richard J. Carty	X
Dod A. Fraser(1)	Chair			X
James H. Lee	X	X	X
James D. Lightner(2)			Chair	X
Raymond I. Wilcox		Chair		X
Employee Director:
Patrick R. McDonald			X
Number of Meetings held in 2013	4	6	0	3

(1)
The Board has determined that Mr. Fraser is an "audit committee financial expert" as defined under the applicable SEC rules.

(2)
Mr. Lightner serves as non-executive Chairman of the Board.

        Audit Committee.    The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Forest's financial statements, Forest's compliance with legal and regulatory requirements, the independence, qualifications, and performance of Forest's independent registered public accounting firm, and the performance of Forest's internal audit function. The Audit Committee has the authority to obtain the advice and assistance of, and receive appropriate funding from Forest for, outside legal counsel or other advisers as the Audit Committee deems necessary to carry out its duties. Pursuant to the Corporate Governance Guidelines, no member of the Audit Committee may serve on more than three audit committees of public companies, including the Audit Committee of Forest. Among other things, the Audit Committee: appoints and determines the compensation of, and if necessary terminates and replaces, our independent registered public accounting firm; pre-approves audit services and non-audit services by our independent registered public accounting firm; reviews the scope of, process for, and results of the annual independent audit engagement; reviews and evaluates the lead position of our independent registered accounting firm; confirms that the independent registered public accounting firm is in compliance with the SEC's partner rotation rules; reviews and discusses with management and the independent registered public accounting firm our annual and quarterly financial statements; reviews with management our major financial risk exposures; reviews major changes, if any, to our accounting principles and practices; reviews our disclosure controls and procedures, internal controls and internal audit function, which reports to the Audit Committee, and reviews the significant reports prepared by our internal auditors; consults with the independent registered public accounting firm regarding internal control matters and the procedures for our financial reporting processes; approves the selection of our independent petroleum engineers; meets with management and our independent petroleum engineers to review the estimates of our oil and gas reserves; establishes and maintains procedures for the receipt, retention, and treatment of complaints concerning financial matters; prepares an annual report for inclusion in our proxy statement; and annually reviews and reassesses the Audit Committee charter. The Audit Committee consults separately and jointly with the independent registered public accounting firm, persons responsible for internal audit, and management. The Audit Committee also meets separately with our independent petroleum engineers to review our reserve estimates and the methodologies used in preparing these estimates. The current members of the Audit Committee are Dod A. Fraser, who serves as chairman of the committee and has also been designated as the "audit committee financial expert," Richard J. Carty, and James H. Lee. The report of the Audit Committee is included in this proxy statement under the caption "Report of the Audit Committee." The Audit Committee charter is available on our website at www.forestoil.com.

        Compensation Committee.    The Compensation Committee discharges the Board's responsibilities relating to compensation of Forest's executive officers, establishes Forest's overall compensation philosophy, reviews and discusses with management the disclosures under the caption "Compensation Discussion and Analysis" for inclusion in the annual proxy statement, prepares an annual Compensation Committee report, and retains and approves the compensation of any consultants used for executive compensation issues. The principal functions of the Compensation Committee include: reviewing the compensation strategies and programs for the officers and other Forest employees; determining the individual elements and compensation of the President and Chief Executive Officer; reviewing and approving the corporate goals and objectives relevant to executive officer compensation; evaluating the performance of executive officers (either as a committee or with the other independent directors); determining the components and total compensation of these officers in accordance with the corporate goals and objectives; modifying and approving Forest's peer companies and data sources for purposes of evaluating Forest's compensation competiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements; and reviewing and discussing, and making recommendations with respect to, disclosure in our proxy statement regarding the shareholder advisory votes on executive pay and the frequency of such advisory votes. The Compensation Committee also administers and determines awards under our stock incentive plans, bonus, and other incentive programs, and oversees our other compensation and benefit plans. The current members of the Compensation Committee are Raymond I. Wilcox, who serves as the chairman of the committee, Loren K. Carroll, and James H. Lee. The report of the Compensation Committee is included in this proxy statement under the caption "Compensation Committee Report." The Compensation Committee charter is available on our website at www.forestoil.com.

        Executive Committee.    The Executive Committee, between meetings of the Board, exercises the powers of our Board, except as prohibited by law. From time to time, the Board delegates responsibility for specific matters to the Executive Committee. The current members of the Executive Committee are James D. Lightner, who serves as chairman of the committee, and who also serves as the Chairman of the Board, James H. Lee, and Patrick R. McDonald, our Chief Executive Officer.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities by taking a leadership role in shaping the governance structure of Forest. The Nominating and Corporate Governance Committee oversees Forest's corporate governance principles and recommends candidates to be nominated for election to the Board. The Nominating and Corporate Governance Committee identifies qualified candidates and makes recommendations to the Board for selection of the candidates for all directorships to be filled by the Board or by the shareholders at an annual or special meeting. The Nominating and Corporate Governance Committee will consider other candidates, provided they are presented in accordance with the requirements of Forest's Bylaws or with the procedures outlined below, under the caption "Consideration of Director Nominees-Shareholder Nominees." The Committee also reviews and assists with the structure and composition of other Board committees. The Nominating and Corporate Governance Committee's responsibilities also include: overseeing the evaluation of the Board and the executive officers; reviewing on an annual basis non-employee director compensation and recommending any changes to the Board; reviewing the stock ownership guidelines and assessing the need for changes; reviewing the Code of Business Conduct and Ethics for Members of the Board, and recommending proposed changes to the full Board; overseeing and approving Forest's management continuity process, and reviewing the Board's policy regarding the structure of the offices of the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee has authority, as it deems appropriate, to retain search firms to identify director candidates and approve their compensation. The current members of the Nominating and Corporate Governance Committee are Loren K. Carroll, who serves as the chairman of the committee, Dod A. Fraser, James D. Lightner, and Raymond I. Wilcox. The Nominating and Corporate Governance Committee charter is available on our website at www.forestoil.com.

        Non-Executive Chairman.    Mr. Lightner serves as Forest's non-executive Chairman of the Board and presides at all meetings of the Board. The Corporate Governance Guidelines provide for a non-executive independent Presiding Director in the event that the Chairman of the Board also holds the position of Chief Executive Officer.

Consideration of Director Nominees

        Director Qualifications.    Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board. The Corporate Governance Guidelines state that the Board considers director candidates diverse in gender, ethnic background, and professional experience. However, no formal diversity policy exists, and the ultimate goal of the guidelines for director qualifications is to select individuals for Board service having sufficiently broad skills and characteristics that taken together will assure a strong Board with wide-ranging experience and expertise in the oil and gas business and in corporate governance. All director candidates must possess the following personal characteristics and qualifications: integrity and accountability; informed judgment; financial literacy; mature confidence; and high performance standards. In addition, the Board looks for recognized achievement and reputation, an ability to contribute to specific aspects of Forest's activities, and the willingness to commit the time and effort required, including attendance at all Board meetings and meetings of committees of which he or she is a member. Please see "PROPOSAL NO. 1-ELECTION OF DIRECTORS" below for a discussion of the specific experience, qualifications, attributes and skills of each director considered in determining whether such person should serve on our Board.

        The Corporate Governance Guidelines also contain standards with respect to the determination of director independence, and the Nominating and Corporate Governance Committee considers the independence standards as part of its process. In accordance with these standards, a director must have no material relationship with Forest, other than as a director, to be considered independent. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm.

        Identifying and Evaluating Nominees for Directors.    The Nominating and Corporate Governance Committee is responsible for leading the search for individuals meeting the characteristics and qualifications to serve on the Board as set forth in the Corporate Governance Guidelines. In reviewing candidates, emphasis is given to educational backgrounds, professional experience, and expertise. The Nominating and Corporate Governance Committee will evaluate candidates for nomination to the Board, including candidates recommended by shareholders, and will conduct appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee may retain outside consultants, in its sole discretion, to assist in identifying director candidates, but it did not engage any outside consultants in connection with selecting the nominees for election at the 2014 annual meeting. The Nominating and Corporate Governance Committee is responsible for recommending to the Board director nominees to be presented for election at meetings of the shareholders or of the Board. Shareholders may recommend possible director nominees for consideration by the Nominating and Corporate Governance Committee as indicated below. Shareholders may also nominate candidates for election to the Board at the annual meeting of shareholders by following the provisions set forth in Forest's Bylaws. The Corporate Governance Guidelines include the qualifications and skills required for directors and are available on Forest's website at www.forestoil.com.

        The Nominating and Corporate Governance Committee recommended to the full Board that Messrs. Lee and McDonald be nominated to stand for re-election as Class II directors.

        Shareholder Nominees.    The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board as described above. In evaluating the recommendations of shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the director qualification criteria described above. Any shareholder recommendations for director nominees should include the candidate's name and qualifications, as well as the shareholder's name, and should be sent in writing to Forest, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, or faxed to 303.812.1445.

        Our Bylaws permit shareholders to nominate candidates for election to the Board at an annual meeting of shareholders. In order to nominate candidates, Forest's Bylaws provide that the proposal must be submitted in writing, in advance of the next annual meeting, in accordance with the deadlines established in the Bylaws. The nomination process is described below, under the caption "SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING."

Compensation Committee Interlocks and Insider Participation

        During 2013, the Compensation Committee consisted of the following independent directors: Loren K. Carroll, James H. Lee, and Raymond I. Wilcox. No member of the Compensation Committee is now, or at any time since the beginning of 2013 has been, employed by or served as an officer of Forest or any of its subsidiaries or had any relationships requiring disclosure with Forest or any of its subsidiaries. None of Forest's executive officers are now, or have been at any time since the beginning of 2013, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of Forest's Board or Compensation Committee.

Executive Sessions; Non-Executive Chairman

        The Board holds executive sessions in connection with each regular meeting of the Board outside the presence of the Chief Executive Officer or any other members of management. The Chairman of the Board (or in the event that the Chairman also holds the position of Chief Executive Officer, the Presiding Director) leads the executive sessions. As described above, under the heading "Board Independence," James D. Lightner currently serves as Chairman of the Board.

Communications with the Board

        Shareholders and other interested parties may communicate with the Board by contacting the Chairman of the Board (or in the event that the Chairman also holds the position of Chief Executive Officer, the Presiding Director), in writing, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202. The Secretary will forward all correspondence to the Chairman or Presiding Director, except junk mail, surveys, job inquiries, solicitations, patently offensive material, and otherwise inappropriate material. If any shareholder or third party has a complaint or concern regarding accounting, internal accounting controls, or auditing matters at Forest, they should send their complaint in writing to the Chairman of the Audit Committee in care of the Secretary at the address noted above.

Corporate Governance Guidelines and Code of Business Conduct

        Forest is committed to adhering to sound corporate governance principles. Forest has adopted codes of ethics and conduct for its directors and for its officers and employees, known as the Code of Business Conduct and Ethics for Members of the Board of Directors and the Proper Business Practices Policy, respectively. Forest also has adopted Corporate Governance Guidelines, which, in conjunction with the Restated Certificate of Incorporation, Bylaws, and Board committee charters, form the governance framework for Forest. The Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee. Each of the codes of ethics and conduct, the Corporate Governance Guidelines, and the Audit, Compensation and Nominating and Corporate Governance Committee charters, is available on Forest's website at www.forestoil.com, and copies may be obtained free of charge by contacting the Secretary of Forest. We also post on our website amendments to these policies and promptly disclose any waivers from these policies for our principal executive, financial, and accounting officers.

Director Indemnification and Insurance

        Forest's Restated Certificate of Incorporation limits the personal liability of our directors to the fullest extent permitted by the New York Business Corporation Law, or the "Business Corporation Law," as currently formulated or as it might be revised in the future. The Restated Certificate of Incorporation provides that a director will not be liable for damages for any breach of duty unless (a) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (b) the director personally gained a financial profit or other advantages to which he was not legally entitled, or (c) the director's acts violated Section 719 of the Business Corporation Law, which provides that directors who vote for, or concur in, certain types of corporate action proscribed by the Business Corporation Law will be jointly and severally liable for any injury resulting from such action.

        Forest carries directors and officers liability coverage designed to insure the directors and officers of Forest and its subsidiaries against certain liabilities incurred by them in the performance of their duties. The coverage is also designed to provide reimbursement in certain cases to Forest and its subsidiaries for sums paid by them to directors and officers as indemnification for similar liability. The current program is led by the Arch Insurance Company. We paid aggregate premiums of $970,901 for this insurance during 2013. Forest has not suffered a loss and no payments have been made to Forest or its subsidiaries or to any of their directors or officers under these policies.

PROPOSAL NO. 1-ELECTION OF DIRECTORS

        Forest's Bylaws provide that the members of the Board shall be divided into three classes; Class I, Class II, and Class III, whose terms of office expire at different times in annual succession. Our Bylaws allow the Board to establish the number of directors from time to time by resolution passed by a majority of the whole Board, provided that the number of directors shall not be less than six or more than 15. Currently, our Board has seven members.

        Generally, each class of directors is elected for a term expiring at the annual meeting of shareholders to be held three years after the date of their election. Of the two Class II directors, Mr. Lee was elected at the 2011 annual meeting of shareholders. Until recently, Mr. McDonald served as a Class III director, and he was last elected at the 2012 annual meeting of shareholders. The Class II director nominees will be elected for a three year term, to hold such office until our 2017 annual meeting of shareholders and until their successor is elected and qualified or until their earlier resignation or removal. Information regarding the business experience of each of the nominees is provided below.

        The Nominating and Corporate Governance Committee and the Board have evaluated the specific experience, qualifications, attributes, and skills of each nominee and director in determining that such person should serve as a director of Forest at this time. In doing so, the Nominating and Corporate Governance Committee and the Board focused primarily on the credentials described in the biographical information set forth below for each nominee or director. Particular consideration was given to the experience in the oil and gas exploration and production industry or related industries of each nominee and director. The Nominating and Corporate Governance Committee and the Board believe that such experience is vital in order to quickly identify, understand, and address new trends, challenges, and opportunities for Forest.

        The Nominating and Corporate Governance Committee and the Board also identified the knowledge and understanding of corporate governance issues developed by each of the directors from service on corporate boards. In addition, with regard to Messrs. Carroll, Carty, Fraser, Lee, and McDonald, the Nominating and Corporate Governance Committee and the Board considered their extensive knowledge of corporate finance and accounting. For Mr. Carroll, the Nominating and Corporate Governance Committee and the Board considered the knowledge he brings with respect to the oilfield services industry, including insight into that industry's trends, service and equipment availability, and costs. For Mr. Carty, consideration was given to his experience in the public and private debt and equity markets as well his experience investing in the oil and gas industry. For Mr. Fraser, consideration was given to his experience in public and private debt and equity markets and bank markets as well as his experience in mergers and acquisitions, and the valuable resource this experience provides the Board in its risk oversight function. Regarding Mr. Lee, consideration was given to his education and work experience in finance as well as his over twenty-five years of experience consulting and investing in the domestic oil and gas industry including exploration and producing property acquisitions and divestitures. For Mr. Lightner, the Nominating and Corporate Governance Committee and the Board identified his geologic training and his many years of experience in forming, operating, and managing both private and large public oil and gas companies. For Mr. Wilcox, consideration was given to his engineering training and his years of experience managing major integrated exploration and production companies, both domestic and overseas. The Nominating and Corporate Governance Committee and the Board also identified Mr. McDonald's geologic training and his extensive knowledge and experience with exploration and production companies.

        Each nominee has indicated that he will be available to serve as a director. In the event any nominee should become unavailable to serve as a director, any shares represented by a proxy will be voted for the remaining nominee and for any substitute nominee designated by the Board.

        The proxy holders, who have been so designated by the Board, will vote "FOR" the election of each of the three Class II nominees unless otherwise instructed in the proxy.

        Information concerning the director nominees and each of our other directors who will hold office following the annual meeting is set forth below:

Class II Directors-Terms Expiring at the Annual Meeting of Shareholders in 2014

        James H. Lee, age 65, has been a director since 1991. Mr. Lee has served as the Managing General Partner of Lee, Hite & Wisda Ltd., an oil and gas consulting and exploration firm, since 1984. Mr. Lee has been a director of Holly Frontier Corporation, successor to Frontier Oil Corporation, a crude oil refining and wholesale marketing company, since 2000. He is a member of our Audit Committee, Compensation Committee, and our Executive Committee. Mr. Lee graduated from Stanford University with a bachelor of arts degree in economics and from the Harvard Graduate School of Business Administration with an MBA.

        Patrick R. McDonald, age 56, was appointed as President, Chief Executive Officer and Director of Forest Oil Corporation in September 2012 after serving as our Interim Chief Executive Officer since June 2012, and has been a member of the Board since 2004. He was appointed as the Chief Executive Officer and as a Director of Carbon Natural Gas Co. in 2011, and continues to serve in such capacities. He also served as Chief Executive Officer, President and Director of Carbon Natural Gas Co.'s predecessor company Nytis Exploration Company since 2004. From 1998 to 2003, Mr. McDonald served as President, Chief Executive Officer, and Director of Carbon Energy Corporation, an oil and gas exploration and production company. From 1987 to 1997, Mr. McDonald served as Chief Executive Officer, President and Director of Interenergy Corporation, a natural gas gathering, processing, and marketing company. Prior to that he worked as an exploration geologist with Texaco, Inc. where he was responsible for oil and gas exploration efforts in the Middle and Far East. Until his appointment as interim Chief Executive Officer of the Company, Mr. McDonald was a member of the Board's Audit Committee and served as chairman of the Board's Compensation Committee. In March 2011, Mr. McDonald was elected as a director and Chairman of Lone Pine Resources Inc., an oil and gas exploration, development and production company. He is a Certified Petroleum Geologist and is a member of the American Association of Petroleum Geologists and Canadian Society of Petroleum Geologists. Mr. McDonald received a bachelor's degree in geology and economics from Ohio Wesleyan University and an MBA in Finance from New York University.

Vote Required

        A majority of the votes cast is required to elect the Class II nominees as directors.

        THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE CLASS II NOMINEES SET FORTH ABOVE.

CONTINUING MEMBERS OF THE BOARD:

Class III Directors-Terms Expiring at the Annual Meeting of Shareholders in 2015

        Dod A. Fraser, age 63, has been a director since 2000. Mr. Fraser is President of Sackett Partners Incorporated, a consulting company, and member of corporate boards, since 2000. Previously, Mr. Fraser was an investment banker, a General Partner of Lazard Freres & Co. and, most recently, Managing Director and Group Executive of Chase Manhattan Bank, now JP Morgan Chase, where he led the global oil and gas group. Mr. Fraser was a board member of Smith International, Inc., an oilfield service company, and Terra Industries, Inc., a nitrogen-based fertilizer company. Mr. Fraser is a board member of Subsea 7 S.A., a sub-sea engineering and contracting company, and of OCI GP, LLC, the general partner of OCI Partners, LP, a publicly traded master limited partnership. Mr. Fraser serves as Chairman of our Audit Committee and is a member of our Nominating and Corporate Governance Committee. Mr. Fraser graduated from Princeton University with a bachelor of arts degree.

        James D. Lightner, age 61, has been a director since 2004 and has served as our non-executive Chairman of the Board since May 2008. Mr. Lightner has been Chief Executive Officer and Director of Beacon E&P Company, an oil and gas exploration company, since its inception in 2009. Mr. Lightner was a Partner and Chief Executive Officer of Orion Energy Partners, an oil and gas exploration and production company, from its inception in August 2004 until its winding down in 2009. From 1999 to 2004, Mr. Lightner served in various capacities with Tom Brown, Inc., an oil and gas exploration and production company, including director, Chairman, Chief Executive Officer and President, until its sale to EnCana Oil & Gas (USA) Inc. in 2004. Prior to 1999, he served as Vice President and General Manager of EOG Resources, Inc., a publicly traded oil and gas exploration and production company. Mr. Lightner had been a director since November 2004 of W-H Energy Services Inc., an oil field services company, until its sale in July 2008. Mr. Lightner serves as Chairman of our Executive Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Lightner received a bachelor of science degree in geology from Southern Illinois University, and a master of science degree in geology from the Australian National University.

Class I Directors-Terms Expiring at the Annual Meeting of Shareholders in 2016

        Loren K. Carroll, age 70, has been a director since 2006. Mr. Carroll served as President and Chief Executive Officer of M-I SWACO, a supplier of drilling and completion fluids and waste management products and services owned 60% by Smith International, Inc., and as Executive Vice President of Smith International, Inc., a supplier of products and services to the oil and gas, petrochemical, and other industrial markets from March 1994 until his retirement in April 2006. He initially joined Smith International in December 1984, and was serving as Executive Vice President and Chief Financial Officer when he left in 1989, and again served in that position when he returned in October 1992. Mr. Carroll is a director of CGG, a geophysical services and equipment company, and KBR, Inc., an engineering and construction company. Mr. Carroll previously served as a director of Smith International, Inc. as well as, Fleetwood Enterprises, Inc., a producer of recreational vehicles and manufactured homes. Mr. Carroll is a member of our Compensation Committee and is Chairman of the Nominating and Corporate Governance Committee. Mr. Carroll graduated from California State University at Long Beach with a bachelor of science degree in accounting.

        Richard J. Carty, age 45, has been a director since October 2012. Mr. Carty served as President of West Face Capital (USA) Corp., an affiliate of West Face Capital Inc., a Toronto-based investment management firm, from 2009 through September 2013. From 1995 to 2009, Mr. Carty was with Morgan Stanley & Co. in New York where he was Managing Director of Morgan Stanley Principal Strategies. Prior to his time with Morgan Stanley & Co. he was a partner for five years at Gordon Capital Corp., a private Toronto-based investment bank. Mr. Carty has served as a director of Bonanza Creek Energy, Inc., an independent oil and gas exploration and production company, since 2010. Mr. Carty is a member of our Audit Committee. Mr. Carty graduated from the University of Waterloo with a bachelor of arts degree in economics.

        Raymond. I. Wilcox, age 68, has been a director since 2009. Mr. Wilcox served as President and Chief Executive Officer of Chevron Phillips Chemical Company LLC, producers of olefins and polyolefins, aromatics, alpha olefins, styrenics and specialty chemicals, from April 2006 until his retirement in March 2008. From 2002 until 2006, Mr. Wilcox served as Vice President of Chevron Corporation, a worldwide integrated energy company, and President of Chevron North America Exploration and Production Company, an oil and gas exploration and production company. Mr. Wilcox joined Chevron in 1968 and his career covered responsibilities in the upstream, midstream and chemical segments, and included activities in North America, Indonesia, Australia, Kazakhstan, the Far East, the Middle East and Africa. Mr. Wilcox previously served as a director of Dynegy, Inc. from June 2003 until March 2006. Mr. Wilcox is a member of our Nominating and Corporate Governance Committee and is Chairman of our Compensation Committee. He graduated from the University of Michigan with a bachelor of science degree in mechanical engineering.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Introduction.    Forest's compensation program is intended to be competitive with comparable oil and gas companies, reward corporate and individual performance, be consistent with Forest's strategic and financial objectives, and correlate a meaningful percentage of total compensation to Forest's share price performance.

        Forest's 2013 compensation program consists of three primary components: an annual base salary, an annual cash incentive bonus, and periodic grants of longer-term equity incentive awards. Each component, as well as other employee benefits, is described in detail in the following pages. Below is a summary of the three primary components:

  •
  Annual base salaries, in general, were targeted at approximately the 50th percentile of like positions in comparable oil and gas companies with adjustments as deemed appropriate by the Compensation Committee, and are generally reviewed annually.

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  Annual incentive bonuses were determined by reference to metrics that reflect Forest's annual operating plan, strategic objectives, and individual performance, and are paid in cash. For each employee, the annual plan pays out between 0 and 200% of target, with the target bonus for each position set at approximately the 50th percentile of like plans for like positions in comparable oil and gas companies. Incentive bonuses are determined and paid annually in the first quarter of the year following the performance period. That is, 2013 performance period bonuses were determined and paid in February and March 2014, respectively.

  •
  Long-term equity based incentive awards for officers other than Forest's Chief Executive Officer were generally 50% time-based restricted stock and 50% performance units. Awards for the Chief Executive Officer consisted of approximately 60% performance units and 40% time-based awards. The grant-date value of the total award is set at approximately the 50th percentile of like plans for like positions in comparable oil and gas companies. The time-based restricted stock and phantom stock generally have three-year cliff vesting. The performance units are tied to Forest's total shareholder return over a three-year period relative to a group of peer companies. Depending on Forest's stock performance the number of shares that vest can range from 0 to 200% of the number of shares granted. Annual long-term incentive awards are determined and granted annually in the first or second quarter of the year, and the magnitude of the awards consider, among other things, performance during the prior year and competitive long-term incentive values for comparable positions in our industry. Performance unit awards tied to 2013 have not yet been made.

        The Compensation Committee, which administers Forest's compensation program, believes the above components taken together meet the plan's design objectives. Target payouts of each component are competitive, as the targets are set at what are believed to be the median of comparable companies. Forest's strategic and financial objectives are incorporated in the annual incentive bonus plan. The value of the long-term equity incentive awards upon vesting directly relates to Forest's share price; in particular, the value of the performance units can vary greatly depending on how Forest's stock has performed versus its peers. In addition, on occasion the Compensation Committee will grant special retention equity awards or bonuses, such as the special bonus referenced below. However, such grants are not considered primary components of Forest's compensation program.

        Beginning in 2011 and continuing through 2013, Forest's share price has significantly underperformed its peers. The Compensation Committee believes Forest's pay has matched performance during this period by virtue of the program design and the awards paid or granted by the Compensation Committee. Disregarding the special bonus given in 2013, which is referenced on page 23, approximately 75% of the total compensation for each named executive officer still employed by Forest at year end, 87% in the case of the Chief Executive Officer, is tied to the value of Forest's stock or is otherwise performance based, through the annual incentive bonus and long-term equity based incentive awards. In 2011, 2012, and 2013, the annual incentive bonus payout approved by the Compensation Committee was below target, at 67%, 75%, and 70%, respectively. Moreover, the realizable value of the long-term equity based incentive awards have been materially below the grant date values due to the absolute decline in Forest's stock price and the relative decline versus peers; the later has resulted in a prospective payout of 0% for all outstanding performance units granted to current officers through May 2013, based on the year-end 2013 share price. By way of illustration, the cumulative realizable value of equity awards to our named executive officers for the five performance years ended 2013 was approximately 23% of the grant date value.

        Additional detailed analysis of the relationship of pay to performance is provided in the section below entitled, "Alternative Disclosure Regarding Long-Term Incentive Awards."

        Issues Particular to 2013.    Several changes were made to Forest's compensation practices in 2012, including the adoption of new severance and equity award agreements with double trigger change-of-control provisions and a clawback policy, which were reflected in the 2013 proxy statement. The Compensation Committee is still assessing the effect of such changes to determine what, if any, additional changes are necessary.

        Beginning in 2012 and continuing to the present, the Board and Compensation Committee have had to address retention issues with respect to Forest's officers and employees. These issues have arisen as a result of (i) the sale of a significant portion or Forest's assets, and related workforce reductions, undertaken in an attempt to reduce debt and strengthen the balance sheet, (ii) turmoil and uncertainty caused by the termination of Forest's former Chief Executive Officer and the resignation of a number of officers and other key employees, and (iii) the significantly reduced retentive effect of Forest's outstanding equity-based awards, owing to the underperformance of Forest's stock. By way of example, since the end of 2011 Forest's workforce has been reduced by over 63%. Since the beginning of 2013, three executive officers-including the former Chief Financial Officer-have resigned. During 2013 Forest's employee resignation rate was 16.2% versus the pre-2011 historic norm of 9.6%. In order to address some of these concerns in the short term, in 2013 certain Forest employees and officers (other than the Chief Executive Officer) received special bonuses that were contingent on the successful sale of Forest's assets in the Texas Panhandle Area, as measured by net proceeds, and the individual remaining employed by Forest through the close of such transaction. See "-Special Bonuses" below.

        In general, and as described in further detail below, our recent compensation decisions must be viewed in the context of the crucial need to maintain strength and continuity in Forest's remaining senior management team.

        Named Executive Officers in 2013.    For the fiscal year ending December 31, 2013, our "named executive officers" were:

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  Patrick R. McDonald-President and Chief Executive Officer

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  Victor A. Wind-Executive Vice President and Chief Financial Officer

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  Cyrus D. Marter IV-Former Senior Vice President, General Counsel and Secretary

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  Frederick B. Dearman, II-Senior Vice President, Southern Region

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  Michael B. Dern-Senior Vice President, Corporate Engineering and Technology

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  Michael N. Kennedy-Former Executive Vice President and Chief Financial Officer

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  Glen J. Mizenko-Former Senior Vice President, Mid-Continent Region

Messrs. Marter, Kennedy, and Mizenko all have resigned their positions with Forest.

  What is each element of compensation?

        Forest's 2013 compensation program, in which all employees participated, consisted of three primary components: an annual base salary, an annual incentive bonus, and grants of longer-term equity incentive awards, which were comprised of performance units, restricted stock and, in the case of

Mr. McDonald, cash-settled phantom stock awards. In addition, in 2013, certain employees-including certain of the named executive officers other than the Chief Executive Officer-received special bonuses tied to the successful completion of the sale of Forest's assets in the Texas Panhandle Area. Further, all U.S. employees participate in Forest's 401(k) Plan, which includes an employer matching provision. Forest previously maintained an executive deferred compensation plan, or the Executive Plan, which also contained an employer match. The Executive Plan was terminated in December 2012, and all amounts accrued pursuant to the plan were distributed to the participants in mid-January 2014 in accordance with Regulation 409A under the Internal Revenue Code of 1986, as amended, or the Code. All employees may also participate in the Forest Oil Corporation 1999 Employee Stock Purchase Plan, or the employee stock purchase plan, wherein Forest common stock may be purchased at a discount within limits established under the Code. Forest's executive officers participate in other benefit plans that are provided to all employees, and the officers also are reimbursed for the costs associated with financial planning, tax-preparation, and an annual extensive physical examination. Forest does not have employment agreements with its executive officers, but it does have severance agreements with them that provide for benefits in the event of involuntary termination within two years following a change-of-control.

        The amount of base salary, annual incentive bonus, and special bonus awarded to our named executive officers for 2013 is stated in the Summary Compensation table on page 30. The restricted stock awards, performance units, and phantom stock units granted to the named executive officers in 2013 are shown in the 2013 Grants of Plan-Based Awards table on page 31. Information for each of the named executive officers regarding Forest's employer contribution to the 401(k) Plan is described in the Summary Compensation Table. See "Nonqualified Deferred Compensation" on page 36 for the named executive officer's individual balances in the Executive Plan at year end 2013, as well as the amount ultimately paid out to the named executive officers. The remaining limited perquisites provided to the named executive officers are described in the Summary Compensation Table and the footnotes thereto.

  Why does Forest choose to pay each element?

        The purpose of base salary is to create cash compensation for executive officers that is competitive in the industry and that will enable Forest to attract, motivate, and retain capable executives. Forest chooses to pay annual incentive bonuses to ensure focus on and reward the achievement of key objectives during the applicable calendar year, because it believes that the satisfaction of the goals of its annual incentive plan furthers the interests of Forest's shareholders. The purpose of the special cash bonus was to encourage the successful sale of the assets in the Texas Panhandle Area, in order to reduce Forest's total outstanding debt. The purpose of Forest's long-term equity incentives (i.e., in 2013, performance units, restricted stock and, in the case of Mr. McDonald, cash-settled phantom stock awards) is to reward individual performance, align the executive officers' compensation with their contribution to the success of Forest in creating shareholder value, tie their long-term economic interest directly to those of Forest's shareholders, and encourage retention of the executive officers. The long-term equity incentive awards also allow executive officers to have equity ownership in Forest, in addition to their direct purchases of Forest stock under the Forest employee stock purchase plan, and to share in any appreciation in value of Forest's stock over time.

        Beginning in late 2012, Forest revised its forms of equity incentive award agreements so that such awards may only vest in connection with a change-of-control on a "double trigger" basis. That is, under the new forms of agreement, accelerated vesting only occurs if the executive is involuntarily terminated after a change-of-control or if the surviving entity does not assume the award or replace it with another award that is substantially similar in all economic respects. Forest also revised its severance agreements to replace single trigger severance benefits with double trigger benefits. Forest believes that these provisions create important retention tools for Forest, allowing employees to receive value in the event of certain terminations of employment that were beyond their control.

        Forest believes that it is important to provide the named executive officers with a sense of stability, both during the course of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment, and provide the officers with certain guarantees regarding the equity incentive compensation awards they were granted prior to a change-of-control. The protection of double trigger post-termination payments allow management to focus their attention and energy on making the best objective business decisions without allowing personal considerations to cloud the decision-making process. Executive officers at other companies in Forest's industry and the general market in which Forest competes for executive talent commonly have severance agreements and equity compensation plans that provide for double trigger post-termination payments (if not single trigger), and Forest believes that providing double trigger benefits to the named executive officers is necessary in order to remain competitive in attracting and retaining skilled professionals in our industry. This goal is further served through the severance agreements that Forest enters into with key non-officer employees and through Forest's general severance plan, which applies to all other Forest employees, and long-term equity incentive award agreements for employees, all of which now also have double trigger benefits or acceleration upon a change of control.

        Forest's 401(k) Plan is designed to encourage all employees, including the participating named executive officers, to save for the future. However, because of their higher compensation levels, our named executive officers are generally prevented from receiving what would otherwise be their full employer match as a percentage of their salary under the 401(k) Plan. Forest also reimburses the named executive officers for tax-preparation and estate or financial planning expenses and the cost of an annual extensive physical examination. Such benefits are common for executive officers in our industry. They increase the competitiveness of the total compensation package, save the executive officer's time spent on the important but time-consuming activities associated with tax preparation and estate or financial planning, and aid in retaining these key individuals.

  How does Forest determine the amount (and, where applicable, the formula) for each element?

        Base Salary.    The Compensation Committee generally reviews the base salaries of Forest's executive officers on an annual basis. The Compensation Committee reviewed and increased the base salaries of Mr. Dern and Mr. Wind in January and August 2013, respectively, in conjunction with their promotions to their current positions. In analyzing the base salaries of Forest's executive officers, the Compensation Committee reviewed and discussed 2013 oil and gas industry surveys and other third-party data gathered by Forest's Vice President, Human Resources, including salary data for Forest's peer companies (described below). At its regular meeting in August 2013 and in discussions continuing thereafter, the Compensation Committee reviewed and determined to increase the base salary of the named executive officers (other than Mr. Wind) by three percent, effective October 1. With respect to the available data, the Compensation Committee attempted to maintain the base salary of Forest's executive officers at levels competitive with comparable executive officers at Forest's peer group of companies. The three percent salary increase, however, was less than the average increase received by Forest's non-officer employees.

        The Compensation Committee is responsible for advising Forest in the selection of its peer group of companies, which in 2013 was used in part for purposes of the Committee's assessment of base salaries and to establish the terms of the performance unit awards granted to officers. The Compensation Committee tried to select non-integrated oil and gas production companies that resemble Forest, to the extent possible, in terms of market capitalization, revenues, geographic focus, employee count, and operational challenges. The peer group of companies that the Compensation Committee chose to consider for executives during 2013 consisted of the following companies:

1.	SM Energy Company	7.	Comstock Resources, Inc.
2.	EXCO Resources, Inc.	8.	Quicksilver Resources Inc.
3.	Ultra Petroleum Corporation	9.	Bill Barrett Corporation
4.	Cimarex Energy Co.	10.	Rosetta Resources
5.	Range Resources Corporation	11.	Swift Energy Company
6.	Cabot Oil & Gas Corporation	12.	Carrizo Oil & Gas, Inc.

        Assuming the accuracy of Forest's compensation data and industry surveys, the base salary of each of our named executive officers was between the 50th and 60th percentile of base salaries for comparable officer positions of the peer group. Following the sale of the Company's Panhandle assets the Compensation Committee has revised the peer group.

        Annual Incentive Bonus.    The annual incentive bonuses for fiscal 2013 were awarded under the terms of Forest's Annual Incentive Plan for 2013, or the 2013 AIP, which was adopted by the Compensation Committee. The 2013 AIP was filed with the SEC on May 17, 2013. In general terms, the 2013 AIP was designed to meet the following objectives:

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  provide an annual incentive plan framework that was performance-driven and focused on objectives considered critical to Forest's success in 2013;

  •
  offer competitive cash compensation opportunities to all employees; and

  •
  incentivize and reward outstanding achievement.

        The 2013 AIP provided for annual incentive awards determined primarily on the basis of Forest's results under specified performance measures. The framework of the 2013 AIP was similar to annual incentive plans utilized by Forest in the past. Each year, the Compensation Committee establishes the performance levels for each performance measure and its appropriate weighting. These performance measures and their weighting are reviewed annually in light of changing Forest priorities and strategic objectives. The awards under the 2013 AIP were based upon the success of the business units and corporate staff of Forest in achieving the objectives established by the Compensation Committee and included in the plan. These goals, stated in terms of the specific performance measures, were derived in part from Forest's 2013 business plan. The Compensation Committee also maintains discretion to adjust awards up or down to account for corporate achievements and non-quantitative results, including individual performance, during the year that are not captured in the performance measures.

        For 2013, performance measures were established for (i) production growth, (ii) reserves growth, (iii) capital budget adherence, (iv) rate of return on drilling capital, and (v) specific business unit or corporate department performance objectives. The performance measures for each executive officer were tied to that officer's business unit or corporate departments. If the officer worked in the corporate group, the performance measures were tied to Forest as a whole.

        The "production growth" measure under the 2013 AIP was based on a targeted annual growth in net production for the entire company (consistent with Forest's 2013 business plan), on a per-diluted-share basis. Production growth per diluted share for the entire company was calculated by dividing the quotient of Forest's production during 2013 and the average number of diluted shares of Forest's common stock outstanding on the last day of each month in 2013 by the quotient of Forest's production during 2012 and the average number of diluted shares of Forest's common stock outstanding on the last day of each month in 2012. The business units were each given aggregate net production goals that, taken together, were needed to reach the consolidated production growth target.

        The "reserves growth" measure under the 2013 AIP was similarly based on targeted annual growth in reserves for the entire company, on a per-diluted-share basis. The target took into account proved developed extensions and discoveries plus the proved undeveloped conversions drilled and completed or recompleted during the year. New proved undeveloped extensions and discoveries were excluded. The business units were each given aggregate reserves goals that, taken together, were needed to reach the consolidated reserves growth target. Reserves growth per diluted share for the entire company was calculated by dividing the quotient of Forest's proved developed reserves at the end of 2013 and the average number of diluted shares of Forest's common stock outstanding on the last day of each month in 2013 by the quotient of Forest's proved developed reserves at the end of 2012 and the average number of diluted shares of Forest's common stock outstanding on the last day of each month in 2012. The assessment of the measure was based on Forest's published year-end reserve estimates, which are audited by Forest's independent reserve engineers, DeGolyer and MacNaughton. For purposes of both the reserves growth and production growth measures, equivalent volumes were calculated based on an oil/condensate-to-natural gas economic ratio of 15-to-1 and a natural gas liquids-to-natural gas economic ratio of 7.5-to-1.

        The "capital budget adherence" objective under the 2013 AIP measured capital expenditures during the year to determine how closely they adhered to the capital budget approved by the Board. For 2013, the total approved capital budget was $362 million, consisting of: $317 million for drilling and completions; $22 million for leasehold, seismic, maintenance, and plugging and abandonment costs; and $23 million for capitalized overhead (i.e., the capitalized portion of Forest's general and administrative expenses under the full-cost method of accounting). The Compensation Committee considered results against performance on the "production growth" and "reserves growth" measures in determining whether this measure had been completed on target.

        The "rate of return on drilling capital" measure under the 2013 AIP was based on a targeted, consolidated pre-tax rate of return on all capital projects during the year related to drilling, completion, and recompletion projects, but excluding acquisitions, land lease, seismic, maintenance, and plugging & abandonment expenditures, and capitalized G&A, equity compensation, and interest. Only wells completed and put on production during 2013 were to be included in the calculation. However, undrilled proved undeveloped reserves added as a result of drilling were not to be included in the calculation. The effect of our joint venture in the Eagle Ford Shale area was to be included in the calculated results. The commodity prices used in the rate of return computations were to be consistent with those used in Forest's 2013 business plan. In assessing the results under the measure, the Compensation Committee was to consider all revisions to proved reserves taken during the year.

        The business unit and department performance objectives under the 2013 AIP were designed based on what the Chief Executive Officer determined would advance Forest's interests in a meaningful fashion during 2013 and were reasonably measurable. The objectives included, among other things, increasing oil and natural gas liquids production and reserves, reducing lease operating expense, divesting non-core assets, including international assets, implementing a "3P" resource database, reducing debt, controlling and reducing general and administrative costs, and improving safety and environmental measures.

        Each participant in the 2013 AIP has a target bonus expressed as a percentage of his or her base salary. Other than Mr. Wind and Mr. Dern, who were promoted during the year, the Compensation Committee determined not to change the target bonus percentage for each named executive officer from what the percentage had been in 2012. For the named executive officers, the aggregate target percentages of salary were as follows:

Executive	Aggregate target bonus as % of salary

Patrick McDonald	100.0%
Victor Wind	65.3	%(1)
Cyrus Marter	60.0%
Frederick Dearman	60.0%
Michael Dern	59.1	%(2)
Michael Kennedy	75.0%
Glen Mizenko	60.0%

(1)
Represents an aggregate target bonus percentage based on the period before his appointment as Chief Financial Officer in August 2013, when his target bonus was 60%, and the period after his promotion, when his target bonus was increased to 75%.

(2)
Represents an aggregate target bonus percentage based on the period before his appointment as Senior Vice President, Corporate Engineering and Technology in January 2013, when his target bonus was 45%, and the period after his promotion, when his target was increased to 60%.

        The total expected pool under the 2013 AIP is equal to the sum of the target bonuses for each of the participants in the plan. However, as described below, the final size of the pool could be lower or higher than the expected amount and is dependent on the extent to which Forest and its business units satisfied the 2013 performance measures.

        With respect to each of the performance measures under the 2013 AIP other than the "capital budget adherence" measure and the business unit or corporate department objectives, the Compensation Committee determined a "threshold," "target," and "outstanding" (or maximum) performance level. The "threshold" level was the level at which any payout under the 2013 AIP begins for the applicable performance measure. If the actual performance level for a measure was below the threshold level, no payout would occur with respect to that measure. The "target" level was that at which 100% of the expected payout for the applicable performance measure would occur. Where applicable, the target levels for the 2013 AIP performance measures correlated with production, capital, and expense projections contained in Forest's 2013 Business Plan. The "outstanding" level was that at which 200% of the expected payout for the applicable performance measure would occur. The maximum total bonus pool achievable under the 2013 AIP was limited to 200% of target.

        Payout under the 2013 AIP was on a sliding scale ranging from 0% to 200% of target. Actual performance that fell somewhere between the threshold and outstanding levels was rewarded in direct proportion to where it fell between those performance level benchmarks. Performance below the threshold level received no payout.

        The table below contains the specific performance levels for the production growth, reserves growth, and rate of return on drilling capital performance measures.

Business Unit/ Department	Threshold	Target	Outstanding

Forest (and corporate	Production Growth-(8)%	Production Growth-2%	Production Growth-12%
departments)(1)	Reserves Growth-8%	Reserves Growth-12%	Reserves Growth-16%
	ROR Drilling Capital-15%	ROR Drilling Capital-20%	ROR Drilling Capital-25%
Capital Budget-$366.9(2)
Mid-Continent	Production-89.1 Bcfe	Production-99 Bcfe	Production-108.9 Bcfe
	Reserves-121.5 Bcfe	Reserves-142.9 Bcfe	Reserves-164.4 Bcfe
Capital Budget-$242.5(2)
Southern	Production-18.2 Bcfe	Production-20.2 Bcfe	Production-22.2 Bcfe
	Reserves-67.6 Bcfe	Reserves-79.6 Bcfe	Reserves-91.5 Bcfe
Capital Budget-$119.4(2)

(1)
Production growth, reserves growth, and "rate of return on drilling capital" for Forest as a whole and for the corporate departments reflect the cumulative performance of the Mid-Continent and Southern business units.

(2)
In millions.

        As noted in the table above, the Compensation Committee did not set a "threshold" and "outstanding" performance level for the "capital budget adherence" performance measure. Instead, for this measure the Committee only determined the "target" performance level, achievement of which would result in a payout of 100% on this measure. Performance that exceeded the target performance level (i.e., capital expenditures less than the amount budgeted) or that came in below the target performance level (i.e., capital expenditures in excess of the amount budgeted) would be paid out at an amount greater or less than 100% of the target payout on this performance measure, as determined in the sole discretion of the Compensation Committee. With respect to the business unit and corporate department objectives, an achievement percentage ranging from zero to 200% was to be assigned to each business unit or corporate department based on an assessment by the Chief Executive Officer, with input from relevant senior executives, of the accomplishment of its objectives.

        Each participant's target bonus was to be paid if all of the 2013 performance measures reached the target level. Each performance measure represented a percentage of the total target bonus. In 2013, the weightings for each participant, as set by the Compensation Committee, were as follows: (i) 25% for production growth, (ii) 12.5% for reserves growth, (iii) 12.5% for capital budget adherence, (iv) 25% for rate of return on drilling capital, and (v) 25% for business unit or corporate department performance objectives. The specific payout for each performance measure was dictated by where the actual performance level for the measure falls in relation to the threshold, target, and outstanding benchmark levels. An individual's performance could be considered in the context of the extent to which his or her performance during 2013 contributed to the overall success of Forest or, if applicable, to the success of his or her business unit or corporate department. If in the opinion of the Compensation Committee and the Chief Executive Officer (with respect to executive officers other than himself), the individual makes a disproportionately positive contribution, his or her bonus would be adjusted upward; conversely, if the individual does not contribute appropriately, his or her bonus would be adjusted downward.

        At its regular meeting in February 2014, and in subsequent communications among the members and with Mr. McDonald, the Compensation Committee reviewed the performance of Forest and its business units under the 2013 AIP. The Committee also considered the retention issues that Forest faces and the need to recognize the loyalty that the remaining employees demonstrated to Forest during 2013, with the uncertainty that existed as a result of the significant asset sales, and related workforce reductions. The Committee reviewed with Mr. McDonald other accomplishments of Forest during 2013, while taking into account Forest's disappointing stock price performance during the year. With respect to the four performance measures, the results under the 2013 AIP were as follows (calculated on a pro forma basis for the sale of the Texas Panhandle Assets):

Business Unit/Department	Production Growth (% of Target)(1)	Reserves Growth (% of Target)(1)	Capital Budget Adherence	ROR Drilling Capital (% of Target)	Business Unit or Department Objectives (% of Target)
Forest	0	0	25	20	25
All corporate departments	0	0	25	20	25
Mid-Continent	20	0	20	15	25
Southern	0	0	20	25	25

(1)
The appearance of a "0" in the column means that the threshold performance level for that measure was not met.

        Annual incentive bonus awards for executive officers in charge of business units were calculated in accordance with the performance of their business unit which, as noted in the table above, may vary from the performance of Forest as a whole. In 2013, the calculated annual incentive bonus awards for Messrs. McDonald, Wind and Dern were based on the performance of Forest as a whole, while Mr. Dearman's award was based on the performance of the Southern Business Unit. Messrs. Kennedy, Marter and Mizenko did not receive annual incentive bonus awards because they were no longer employed by Forest at the time awards were determined and made.

        The calculated payout under the 2013 AIP, based on the achievement of its performance measures, was 70% of the total target payout. The Compensation Committee approved cash bonus awards under the 2013 AIP in the aggregate amount of $1,412,000 for all of the executive officers, as a group, including Mr. McDonald. The Compensation Committee and the full Board (excluding Mr. McDonald) reviewed the performance of the executive officers at their regular meetings in February 2013 and in subsequent communications. The Compensation Committee granted a bonus award to Mr. McDonald equal to 70% of his target award. The other named executive officers other than Mr. Wind and Mr. Dern also received payouts approximately 70% of the officers' target awards. The Compensation Committee exercised their discretion by adjusting the 2013 AIP bonuses upward for Messrs. Wind and Dern, in recognition of the additional responsibilities undertaken by both of them during 2013 in light of the challenges arising from multiple divestitures. Mr. Wind and Mr. Dern received approximately 80% and 71% of their target awards, respectively. Individual executive officer bonus awards were reviewed and approved by the Compensation Committee. Individual executive officer bonus awards were reviewed and approved by the Compensation Committee.

        The Compensation Committee establishes the target level of performance such that achievement of the target level on any financial or operating measure represents above-average performance by management. At the time target levels are established, the outcome is intended to be substantially uncertain but achievable with a high level of performance from Forest's executives. Further, the Compensation Committee intends that achievement of the "outstanding" level on any financial or operating measure be very difficult. Over the past five years, Forest has achieved performance in excess of its target levels only two times, that being in 2009 and 2010. The following table shows the specific achievement percentage under AIPs, for Forest as a whole, for such years:

Year	AIP Achievement Percentage-Total Company

2009	132% of target
2010	148% of target
2011	67% of target
2012	75% of target
2013	70% of target

        Special Bonuses.    At a special meeting held in July 2013, the Board of Directors implemented a special bonus program related to the divestiture of Forest's assets in the Texas Panhandle Area, aimed specifically at incentivizing certain non-executive employees to successfully execute the divestiture and remain employed with Forest through the completion of the sale process. The incentive awards would provide cash to employees based on management's assessment of the importance of each such employee's contribution to the sale process.

        At its regular meeting in November 2013, the Compensation Committee considered awards of special bonuses to certain executives who also had played key roles in the divestiture of Forest's assets in the Texas Panhandle Area. The purpose of the special bonuses was to reward those executives who had expended extraordinary efforts with respect to the divestiture in light of the significant size and the importance to Forest of this transaction in reducing Forest's long-term debt. On November 25, 2013, following the successful completion of the Texas Panhandle Area divestiture, the Compensation Committee approved the payment of cash incentive awards totaling $1,510,767 to 51 non-executive employees pursuant to the bonus program implemented by the Board, and $615,167 to certain executive officers, excluding Mr. McDonald. The amount of the special awards granted to our named executive officers is included in the Summary Compensation Table on page 30.

        Special Retention Grants.    There were no grants of special retention equity awards in 2013.

        Long-Term Incentive Awards.    At its regular meeting in May 2013 and through subsequent communications with Mr. McDonald, the Compensation Committee determined to make long-term equity incentive awards to our named executive officers. The 2013 equity awards considered, among other things, the executive officers' performance during 2012 and competitive long-term incentive values for comparable positions in our industry. In addition, Messrs. Dern and Wind received restricted stock and cash-settled phantom stock awards, respectively, at the time of their promotions in 2013.

        As it has done the last several years, the Compensation Committee once again chose to grant restricted stock (rather than stock options) to the executive officers, the exception being the grant to Mr. McDonald. The Committee chose restricted stock for the grants because (i) the majority of Forest's competitors have shifted to restricted stock awards, or to a combination of restricted stock awards and stock option awards, and away from stock option awards only, (ii) restricted stock awards are less dilutive than stock options, and (iii) in the Committee's opinion, restricted stock provides a more effective retention incentive. Mr. McDonald did not receive a grant of restricted stock and instead, for reasons noted below, received a grant of cash-settled phantom stock units. The restricted stock and cash-settled phantom stock units granted to Forest officers in May 2013 have a three-year cliff vesting schedule.

        In addition, the Compensation Committee also granted performance unit awards to Forest officers in 2010, 2011, 2012, and in May 2013. As described below, the payout on the performance unit awards is tied to Forest's total shareholder return, or TSR, over a three-year period (in the case of the May 2013 awards, April 1, 2013 through March 31, 2016) relative to that of the applicable group of peer companies. Each officer's performance unit award is governed by a performance unit award agreement, the forms of which were approved by the Compensation Committee in advance, and filed with the SEC. In 2013, the award for each officer other than Mr. McDonald contains a target number of performance units, with each performance unit representing a contractual right to receive the cash value of one share of Forest common stock. Under the terms of the performance unit award agreements, at the end of the three year performance period, the recipient will earn anywhere from 200% of the value of the target shares down to zero percent of such target, depending on Forest's TSR performance relative to the peer companies. Mr. McDonald's award is identical in form to those of the other officers, except that one half of his award will be settled in cash and the other half will be settled in shares of Forest common stock.

        As the name of the awards implies, the performance units are designed to reward greater performance with greater rewards; the better the company performs during the applicable performance period, as measured by relative TSR, the more shares, at higher value, the executive will receive at the end of the period. Thus, for the performance awards granted in 2010, which were payable in Forest common stock and the performance period for which ended on March 31, 2013, the executive officers received zero shares as a result of Forest's poor TSR. Likewise, assuming the performance period for each of the 2011, 2012, and 2013 performance unit grants had ended on December 31, 2013, the executives again would have received nothing.

        With respect to the May 2013 grant, the mixture of equity awards to each officer (other than Mr. McDonald) consisted of 50% restricted stock and 50% performance units. Mr. McDonald's award consisted of 60% performance units (one half of which settles in stock and one half of which settles in cash) and 40% phantom stock (which may be settled only in cash). In determining the individual awards to our named executive officers, the Compensation Committee considered the competitive value of incentive grants for similar positions in our industry, the individual's performance during 2012, the magnitude of his or her responsibilities within the Forest organization, and how critical the individual's position is in terms of retention. The Compensation Committee also considered the award and share limitations under the Forest Oil Corporation 2007 Stock Incentive Plan (the "2007 Plan"). The 2007 Plan includes a provision that limits the maximum number of shares, including performance units (whether cash or stock settled), that may be awarded to any one person in any given year to a maximum of 1,000,000 shares and a value of $5,000,000. The terms of the 2007 Plan also require Forest to assume at the time of grant that, for purposes of the individual award cap, the maximum 200% distribution under a stock-settled performance unit award will ultimately occur. In other words, when a grant of stock-settled performance unit awards is made, the total number of potential shares that might be issued must be reserved under the 2007 Plan, and therefore are not available for other grants unless and until the shares are released as a result of forfeiture or because the full award is not paid out. In addition, the number of shares available for grant under the 2007 Plan at any given time is limited, and cannot be increased without shareholder approval, and in general the number of shares being given in awards has increased as the value of the stock has decreased. As a result, in order to limit the number of shares reserved for issuance as performance awards under the 2007 Plan (or, stated differently, in order to ensure a higher number of shares available for grant in other awards at later dates), the Compensation Committee chose to award cash-settled performance unit awards to executive officers in

2013. Likewise, in order to ensure compliance with the individual limitations in the 2007 Plan, the Compensation Committee chose to award cash-settled phantom stock units instead of restricted stock to our Chief Executive Officer in 2013.

        Alternative Disclosure Regarding Long-Term Incentive Awards.    The Summary Compensation Table, as required by applicable disclosure rules, only describes the value of all compensation as of December 31 of the applicable year, with respect to salary, AIP, bonus, and other non-equity-based compensation, and as of the grant date, with respect to equity-based compensation. But as previously noted, Forest's equity incentive awards vest over time, and thus the amount that may be realized by the executive upon vesting, or the "realizable value," may be more or less depending on Forest's relative performance. The following table shows the "grant date fair value" of equity-based awards granted to our former and current CEOs from 2007 through 2012, as determined in accordance with applicable disclosure rules, compared to the "realizable value," which is the actual value on (i) the vesting date, if such date occurred prior to December 31, 2013, and (ii) December 31, 2013, if the applicable vesting date occurs after such date:

CEO Equity Award Value Comparison (2007-2013)(1)
Applicable Year of Performance(2)	Grant Date Fair Value	Realizable Value
Former CEO
2006	$3,313,200	$2,452,000	(3)
2007	$5,186,000	$2,420,000	(4)
2008	$1,941,515	$1,010,684	(5)
2009	$4,219,695	$528,878	(6)
2010	$4,115,399	$599,996	(7)
2011	$2,720,846	$703,174	(8)
Current CEO
2012	$4,136,950	$1,119,100	(9)
2013	N/A	N/A	(10)

(1)
Includes only the equity awards granted to our current and former Chief Executive Officers.

(2)
As noted above, long-term equity incentive awards generally are granted based on the previous year's performance.

(3)
The award applicable to the 2006 year of performance was granted in 2007 and vested on June 11, 2010, and consisted entirely of restricted stock.

(4)
The award applicable to the 2007 year of performance was granted in 2008 and vested on May 8, 2011, and consisted entirely of restricted stock.

(5)
The award applicable to the 2008 year of performance was granted in 2009 and vested on May 27, 2012, and consisted of (i) restricted stock (realizable value of $668,000), and (ii) cash settled phantom stock (realizable value of $342,684).

(6)
The award applicable to the 2009 year of performance was granted in 2010 and vested on June 21, 2012 (the date of the former Chief Executive Officer's termination) and consisted of (i) restricted stock (realizable value of $528,878) and (ii) performance units (realizable value of $0).

(7)
The award applicable to the 2010 year of performance was granted in 2011 and vested on June 21, 2012 (the date of the former Chief Executive Officer's termination) and consisted of (i) restricted stock (realizable value of $406,290), (ii) performance units (realizable value of $0), (iii) time-based cash award (realizable value of $193,706), and (iv) performance-based cash award (realizable value of $0).

(8)
The award applicable to the 2011 year of performance was granted to our former CEO in 2012 and vested on June 21, 2012 (the date of the former Chief Executive Officer's termination) and consisted of (i) restricted stock (realizable value of

  $609,435), (ii) performance units (realizable value of $0), (iii) time-based cash award (realizable value of $93,739), and (iv) performance-based cash award (realizable value of $0).

(9)
The award applicable to the 2012 year of performance was granted to our CEO in 2013 and consisted of (i) cash settled phantom stock units (realizable value of $1,119,100) and performance units (realizable value of $0). The above table does not show the awards granted to our current CEO at the time of his election in September 2012, which had a grant date fair value of $4,650,393 and consisted of (i) a restricted stock award (realizable value on December 31, 2013 of $667,850), (ii) an inducement performance unit award (realizable value on December 31, 2013 of $0), and (iii) a performance unit award under the 2007 Stock Incentive Plan (realizable value on December 31, 2013 of $0).

(10)
Awards for the 2013 year of performance have not been granted.

        The table and footnote (9) above indicate that Forest's equity incentive awards function as intended. Over the period covered, Forest's TSR has been poor, and as a result the ultimate payout or realizable value has been poor compared to the grant date value shown on the Summary Compensation Table.

        Retirement Plans.    Forest's 401(k) Plan is designed to encourage U.S. employees, including the named executive officers, to save for the future. This compensation program generally is not linked to Forest's performance and was not so linked during 2013. The 401(k) Plan provides Forest's U.S. employees with the opportunity to contribute certain eligible earnings on a pre-tax basis to an account investing in various investment options. Employees may elect to contribute up to 80% of their eligible compensation, subject to certain limitations. Forest matches employee contributions up to a designated percentage of an employee's total eligible compensation, with Forest's contributions vesting for newly-hired employees over a period of five years. During 2013, Forest contributed a total of $122,500 to the 401(k) Plan on behalf of the named executive officers.

        Until December 2012, Forest also permitted named executive officers and other executives to participate in the Executive Plan. Subject to an executive's election to participate and defer a sufficient amount of base salary into the Executive Plan, the Executive Plan allowed the participant to receive into the Executive Plan the company's 401(k) matching contribution that could not be made into the 401(k) Plan due to limits on 401(k) plans. However, Forest elected in December 2012 to terminate the Executive Plan. All amounts in the plan were paid to participants in lump sum payments on January 16, 2013, in accordance with Section 409A of the Code. See "Nonqualified Deferred Compensation" below for the named executive officer's individual balances in the Executive Plan at year end 2013, as well as the amount ultimately paid out to the named executive officers.

        Forest does not maintain an active defined benefit retirement program for its employees.

        Other Benefits.    During 2013, the Compensation Committee did not make any changes to the other benefits or perquisites that the named executive officers receive at Forest. Those benefits include participation in plans available to all Forest employees, such as medical and dental plans, group term life and accidental death and dismemberment insurance plans, and short-term and long-term disability plans. Named executive officers also receive reimbursement of tax-preparation and estate or financial planning expenses and the cost of an annual extensive physical examination. Historically, the reimbursements have involved small dollar amounts, and the Compensation Committee believes that they are reasonable and consistent with, or less generous than, the compensation practices of Forest's competitors.

        In general, the severance agreements and the benefits that would flow to the executive officers in the event of an involuntary termination are explained below under "Potential Payments Upon Termination or Change-of-Control." In addition to the rationale provided above under "Why does Forest choose to pay each element?," the Compensation Committee also believes that the double-trigger change-of-control severance benefits generally provided under the severance agreements provides a sufficient level of protection for the executive officer as well as a retention incentive benefiting Forest and shareholders without creating an unreasonable obstacle to potential bona fide purchasers of Forest.

        In the past, all of the severance agreements with Forest's officers contained an excise tax gross-up provision for any "golden parachute" excise taxes within the meaning of Section 280G of the Code. In conjunction with Mr. McDonald's election as Chief Executive Officer in 2012, and when the other officers' severance agreements came to the end of their term in December 2012, the Compensation Committee determined to remove the excise tax gross-up provision. The Compensation Committee terminated the officers' severance agreements and implemented new forms of severance agreements for all officers, including Mr. McDonald. The new forms do not include an excise tax gross-up provision. Instead, a "best net" approach was included in the new agreements. Under this approach, if any payment, distribution, or benefit, whether pursuant to the severance agreement or otherwise, is subject to the federal excise tax on "excess parachute payments," the amount payable will be reduced to an amount necessary to avoid such excise tax if doing so would result in a greater net after-tax benefit to the officer. In no event will a tax gross-up be provided.

        Forest keeps records regarding other expenses that it pays on behalf of its executive officers. If those expenses are not related to company business, they are paid directly by the officer or are reimbursed to Forest. Certain expenses that are in fact related to company business represent additional compensation.

  How does each compensation element and Forest's decisions regarding that element fit into Forest's overall compensation objectives and affect decisions regarding other elements?

        The Compensation Committee considers each element of Forest's compensation program and, when making decisions regarding specific elements, takes into account how that element fits into Forest's overall compensation objectives. The Committee also considers how that element is affected by the other elements in the program.

        At its regular meetings in February 2013, May 2013, August 2013, November 2013, and February 2014, the Compensation Committee reviewed cumulative (i) compensation tally sheets, (ii) severance valuations, and (iii) valuations of outstanding equity awards for each of Forest's named executive officers. The tally sheets, severance valuations, and equity valuations were prepared by Forest's Vice President, Human Resources. The tally sheets describe each named executive officer's base salary, the prior year's annual incentive bonus, the annual value of perquisites, the historic value of all equity compensation granted to and held by the officer, the annual amount of employer matching for the 401(k) Plan, and the internal pay equity among the named executive officers. The tally sheets then state the cumulative total value of these components. The severance valuations describe the severance payment and other benefits that each named executive officer would receive in the context of a termination from Forest in conjunction with a change-of-control. The equity valuations describe the current market value of all equity incentive awards held by each of the named executive officers as well as the value derived by the officer through recent vesting of restricted stock or exercises of options.

        The Compensation Committee believes that the tally sheets, severance valuations, and equity valuations allow it to keep track of the on-going value and retentive quality of prior compensation grants, which in turn allows the Committee to maintain an appropriate perspective when considering current compensation decisions.

        The Compensation Committee has instructed Forest's Vice President, Human Resources, to continue to survey peer group companies and to update the tally sheets, severance valuations, and equity valuations and present the updates to the Committee on a quarterly basis. The Committee also intends to continue using these items, as well as advice from its compensation consultant, Meridian

Compensation Partners LLC, or Meridian, as a means to make informed decisions regarding all of the components of Forest's compensation program.

  What is the role of Forest's compensation consultant?

        As noted above, the Compensation Committee has engaged Meridian as its independent consultant with respect to compensation matters involving Forest's executive officers. Meridian reports directly to the Compensation Committee, which has authority under its charter to retain compensation consultants at Forest's expense, although its representatives may also meet with management from time to time. All of the decisions with respect to the Company's executive compensation, however, are made by the Committee. The Committee did not direct Meridian to perform its services in any particular manner or under any particular method. The Committee evaluates the compensation consultant annually to determine its independence. The last such evaluation occurred in August 2013.

  How does Forest's prior year say-on-pay vote impact its compensation practices?

        Forest's full Board of Directors reviewed Forest's say-on-pay vote in May 2013, in which approximately 72% of the votes cast were in favor of Forest's executive compensation. The Board also reviewed the analyses provided by the larger proxy advisory services, and Board members met with or otherwise communicated with Forest's largest shareholders. The Committee determined from its review that by and large the shareholders were encouraged by the changes to the pay practices that Forest had undertaken in 2012. The Compensation Committee continues to monitor and review communications and analyses from shareholders, proxy services, and others, and will make additional changes to Forest's compensation practices when deemed warranted.

  How do accounting and tax treatments of each element of compensation impact Forest's decisions to provide the named executive officers with that element of compensation?

        The Compensation Committee generally makes compensation decisions for the named executive officers that are considered appropriate for the individual's position in Forest's industry, what is considered competitive for that position at peer companies and in the industry generally, his past performance and any changes in duties that the individual may experience in the near future. The resulting accounting and tax treatment to the individual or Forest from the compensation is generally a secondary consideration to the Compensation Committee's decisions regarding what is proper compensation for the individual or Forest in light of then-current circumstances. However, Forest does account for its equity compensation expenses under the rules of FASB ASC Topic 718, which requires Forest to estimate and record an expense for each award of long-term incentive compensation over the vesting period of the award. Accounting rules also require Forest to record cash compensation as an expense at the time the obligation is accrued.

        Section 162(m) of the Code and its underlying regulations pertain to the deductibility of compensation to certain named executive officers in excess of $1,000,000. Forest has adopted a policy to provide "performance-based compensation" that is exempt from the Section 162(m) of the Code limitations to the extent practicable. The 2007 Plan has been approved by Forest's shareholders, and as a result, certain elements of the 2007 Plan are designed to provide performance-based incentive compensation that would be fully deductible under Section 162(m) of the Code. The 2010, 2011, 2012, and 2013 performance unit grants made to our named executive officers, other than a performance unit award of 145,000 units granted to Mr. McDonald upon his hiring as Chief Executive Officer pursuant to the "inducement award" exception under the New York Stock Exchange listing rules, are intended to be fully deductible under Section 162(m) of the Code. Section 162(m) requires shareholder approval of performance measures at least once every five years. We last sought and obtained such approval in 2012.

        While the deductibility of compensation is important to Forest and actions will sometimes be taken to ensure the deductibility of compensation, the Compensation Committee has also determined that some flexibility is required, notwithstanding the statutory and regulatory provisions, in negotiating and implementing incentive compensation programs. It has, therefore, retained the discretion to award some bonus payments based on non-quantitative performance measurements and other criteria that it may determine in its discretion from time to time.

Compensation Committee Report

        The information contained in this Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, except to the extent that Forest specifically requests that the information be treated as soliciting material or specifically incorporates such information.

        The Compensation Committee has reviewed and discussed the foregoing "Compensation Discussion and Analysis" required by Item 402(b) of Regulation S-K with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in this proxy statement and incorporated by reference into Forest's Annual Report on Form 10-K for the year ended December 31, 2013. This report is provided by the following independent directors, who comprise the Compensation Committee.

Raymond I. Wilcox, Chairman Loren K. Carroll James H. Lee

Summary Compensation Table

        The following table discloses the total compensation paid or earned by the named executive officers for the three years ended December 31, 2011, 2012, and 2013; provided, that only years during which an executive was a named executive officer are shown.

        As reflected in the table, in 2013, on average, the named executive officers' base salary accounted for approximately 18% of total compensation; non-equity incentive plan compensation (consisting of cash bonuses awarded under Forest's 2013 AIP for services rendered in 2013 and special retention bonuses granted to certain officers in connection with the sale of Forest's assets in the Texas panhandle area) accounted for approximately 8% of total compensation; long-term time-based equity incentive awards accounted for 34% of total compensation; long-term performance-based equity incentive awards accounted for 38% of total compensation; and the remainder was comprised of other benefits and perquisites. The footnotes to the Summary Compensation Table provide disclosure for fiscal year 2013, unless otherwise indicated.

Name and Principal Position (a)	Year (b)	Salary ($)(c)(1)	Bonus ($)(d)(2)	Stock Awards ($)(e)(3)	Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($)(g)(4)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(h)	All Other Compensation ($)(i)(5)	Total ($)(j)

Patrick R. McDonald	2013	655,000	0	4,136,950	0	470,000	0	23,985	5,285,935
President and Chief	2012	197,083	0	4,650,393	0	260,000	0	149,568	5,257,044
Executive Officer
Victor A. Wind	2013	371,093	66,667	1,477,180	0	210,000	0	18,331	2,143,271
Executive Vice President	2012	336,250		1,756,700	0	160,000	0	27,489	2,280,439
and Chief Financial Officer
Cyrus D. Marter IV	2013	418,125	113,563	1,140,575	0	0	0	20,799	1,693,062
Senior Vice President,	2012	396,250	0	1,891,200	0	187,000	0	33,742	2,508,192
General Counsel and Secretary	2011	375,000	0	819,601	0	200,000	0	32,298	1,426,899
Frederick B. Dearman II	2013	352,625	0	933,680	0	151,000	0	20,872	1,458,177
Senior Vice President,
Southern Region
Michael J. Dern	2013	325,125	87,188	671,890	0	140,000	0	20,580	1,244,783
Senior Vice President,
Corporate Engineering and
Technology
Michael N. Kennedy(6)	2013	275,433	0	1,655,160	0	0	0	18,040	1,948,633
Former Executive Vice	2012	406,250	0	2,503,345	0	240,000	0	32,836	3,182,431
President and Chief	2011	362,500	0	1,366,002	0	240,000	0	37,697	2,006,199
Financial Officer
Glen J. Mizenko(7)	2013	364,177	110,000	933,680	0	0	0	19,484	1,427,341
Former Senior Vice President,	2012	370,833	0	1,891,200	0	180,000	0	31,212	2,473,245
Mid-Continent Region	2011	323,750	0	819,601	0	225,000	0	26,946	1,395,297

(1)
Amounts shown represent base salary paid for the fiscal year, as described under the caption "Compensation Discussion and Analysis-Base Salary" above.

(2)
Amounts reflect a special discretionary bonus approved by the Compensation Committee on November 25, 2013, and paid to certain Forest employees who were involved with Forest's sale of its assets in the Texas Panhandle Area. Cash bonus awards paid under Forest's 2013 AIP during the first quarter of 2014 are reflected in the column "Non-Equity Incentive Plan Compensation" and discussed in footnote (4) below.

(3)
The applicable proxy statement disclosure rules require that Forest disclose the value of equity awards in the year that they are granted. However, as discussed above under "Compensation Discussion and Analysis-Alternative Disclosure Regarding Long-Term Incentive Awards," the Compensation Committee has generally granted such awards based on the executive's and Forest's performance during the prior fiscal year. Forest therefore believes that it would be more informative for readers to include the fair value of such grants with the previous year's compensation, similar to how payments under Forest's AIP are treated. Nonetheless, in accordance with the applicable disclosure rules, amounts in this column reflect the aggregate grant date fair value of stock awards and other equity compensation computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures relating to service-based vesting conditions. The grant date fair value of the restricted stock and phantom stock units was determined by averaging the high and low stock price of a share of Forest's common stock as published by the NYSE on the date of grant. The grant date fair value of the performance units was determined using a process that takes into account probability-weighted shareholder returns assuming a large number of possible stock price paths (which are modeled based on inputs such as volatility and the risk-free interest rate). See "2013 Grants of Plan-Based Awards" below for a more complete description of the awards granted to named executive officers during 2013.

(4)
Amounts reflect the cash bonus awards to the named executive officers under the 2013 AIP, which is discussed in further detail under the caption "Compensation Discussion and Analysis-Annual Incentive Bonus" above. Bonus awards under the 2013 AIP were accrued and earned in 2013 and paid in the first quarter of 2014.

(5)
Amounts shown for each named executive officer in 2013 include: (i) matching contributions of $17,500 to the 401(k) Plan for each officer; and (ii) the taxable value of group term life insurance coverage in excess of $50,000. The amounts attributable to each such perquisite or benefit for each named executive officer during 2013 did not exceed the greater of $25,000 or 10% of the total amount of perquisites received. The amounts in the "All Other Compensation" column for Mr. McDonald in 2012 also include $148,778 paid for his service as interim Chief Executive Officer, but do not include potential amounts for personal travel paid for by Forest, which are in the process of being determined.

(6)
Mr. Kennedy resigned as an executive officer of Forest on August 23, 2013. As a result of his resignation, Mr. Kennedy's stock awards granted in 2013, 2012 and 2011 were forfeited.

(7)
Mr. Mizenko resigned as an executive officer of Forest on November 30, 2013. As a result of his resignation, Mr. Mizenko's stock awards granted in 2013, 2012 and 2011 were forfeited.

2013 Grants of Plan-Based Awards

        The following table provides information about plan-based awards, including cash payouts, restricted stock, phantom stock units, and performance units granted to each of the named executive officers during 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#)(3) (j)
											Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Patrick R. McDonald		0	670,000	1,340,000
Performance Units	05/21/13				0	465,000	930,000			0	N/A	2,543,550
Phantom Stock Units	05/21/13				0			310,000	(5)			1,593,400
Victor A. Wind		0	261,368	522,736
Performance Units	05/21/13				0	88,000	176,000			0	N/A	481,360
Restricted Stock	05/21/13							88,000	(6)			452,320
Phantom Stock Units	08/24/13							100,000	(5)			543,500
Cyrus D. Marter IV(7)		0	256,500	513,000
Performance Units	05/21/13				0	107,500	215,000			0	N/A	588,025
Restricted Stock	05/21/13							107,500	(6)			552,550
Frederick B. Dearman II		0	216,300	432,600
Performance Units	05/21/13				0	88,000	176,000			0	N/A	481,360
Restricted Stock	05/21/13							88,000	(6)			452,320
Michael J. Dern		0	197,539	395,078
Performance Units	05/21/13				0	44,000	88,000			0	N/A	240,680
Restricted Stock	01/24/13							30,000	(6)			205,050
	05/21/13							44,000	(6)			226,160
Michael N. Kennedy(8)		0	328,125	656,250
Performance Units	05/21/13				0	156,000	312,000			0	N/A	853,320
Restricted Stock	05/21/13							156,000	(6)			801,840
Glen J. Mizenko(9)		0	247,200	494,400
Performance Units	05/21/13				0	88,000	176,000			0	N/A	481,360
Restricted Stock	05/21/13							88,000	(6)			452,320

(1)
Amounts represent a range of possible cash payouts under Forest's 2013 AIP. As described under "Compensation Discussion and Analysis" above, the Compensation Committee sets target bonus amounts at the beginning of the fiscal year under our AIP. The target amount shown in column

  (d) represents the amount, in dollars, that the executive would receive by achieving his target bonus. The target bonus of each executive is expressed as a percentage of his base salary. See "Compensation Discussion and Analysis-Annual Incentive Bonus" above. The amount that may be received by each executive ranges from 0%, the threshold amount reflected in column (c), to 200%, the amount reflected in column (e), of the executive's target bonus. Messrs. Marter, Kennedy, and Mizenko were not eligible to receive payouts under the AIP, as they were no longer employed by Forest at the time the payouts were determined.

(2)
The amounts represent the threshold, target and maximum payouts for performance unit awards granted to each named executive officer pursuant to the 2007 Plan. The executives other than Mr. McDonald received performance unit awards that may be settled solely in cash, whereas Mr. McDonald's performance unit award is settled 50% in cash and 50% in common stock. Each of these awards was granted by the Compensation Committee. The restrictions on the performance unit awards lapse on the dates shown in the footnotes to the "Outstanding Equity Awards at Fiscal Year-End" table, with total payout based on relative shareholder return compared to a list of peer companies. Under the terms of the cash-settled performance unit award agreements granted to each of the named executive officers, including Mr. McDonald, under the 2007 Plan, each performance unit represents a contractual right to receive, in cash, an amount equal to the fair market value of one share of common stock; provided that the number of performance units for which payment may be made under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest's relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2016. In the case of the stock-settled portion of Mr. McDonald's performance unit award, each such performance unit represents a contractual right to receive one share of Forest's common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest's relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2016. The payouts for both of these types of awards will be at (x) zero if Forest's relative total shareholder return ranks 13th among a group of 13 companies including Forest and its 12 peer companies, (y) target (or 100% of the initial award) if Forest's relative total shareholder return is 7th, and (z) maximum (or 200% of the initial award) if Forest's relative total shareholder return ranks 1st among its peers. Forest's required ranking to achieve a specified level of payout is subject to change as provided in the performance unit award agreement if the number of peer companies is reduced during the performance period. For purposes of the performance unit awards, "total shareholder return" means the annualized rate of return shareholders receive through stock price changes and the assumed reinvestment of dividends paid over the applicable 36-month performance period, and is calculated using the 20-trading day average prior to the date of grant and the end of the performance period, respectively.

(3)
No stock options were awarded to the named executive officers during fiscal year 2013.

(4)
The amounts shown in this column reflect the grant date value of the awards under FASB ASC Topic 718 used by Forest for financial statement reporting purposes, disregarding estimated forfeitures. The grant date value of the restricted stock and phantom stock units was determined by averaging the high and low price of a share of Forest's common stock as published by the NYSE on the date of grant. The grant date fair value of the performance units was determined using a process that takes into account the probability-weighted shareholder returns assuming a large number of possible stock price paths (which are modeled based on inputs such as volatility and the risk-free interest rate). See "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" below.

(5)
Amounts represent phantom stock units awarded to Messrs. McDonald and Wind under the 2007 Plan, which were approved by the Compensation Committee. Mr. Wind's award was granted at the time of his promotion to Executive Vice President and Chief Financial Officer in August 2013. The restrictions on these awards lapse on the date shown in the footnotes to the "Outstanding Equity Awards at Fiscal Year-End" table below. As reflected in the table, the restrictions generally lapse 100% on the third anniversary of the date of the award, subject to the officer's continued employment. These phantom stock units may be settled solely in cash, with the grantee receiving, in cash, the fair market value of a share of Forest common stock for each unit on which the restrictions have lapsed. Messrs. McDonald and Wind have no rights to vote or receive dividend equivalents with respect to any shares covered by the phantom stock unit awards.

(6)
Amounts represent shares of restricted stock awarded to the respective named executive officers under the 2007 Plan. These awards were approved by the Compensation Committee. The restrictions on these awards lapse on the dates shown in the footnotes to the "Outstanding Equity Awards at Fiscal Year-End" table. As reflected in the table, the restrictions generally lapse 100% on the third anniversary of the date of the award, subject to the named executive officer's continued employment. The restricted shares are held by Forest until the restrictions lapse; however, the named executive officer may exercise voting power and participate in dividends, if any, declared on Forest's common stock.

(7)
Mr. Marter resigned as an executive officer of Forest effective January 24, 2014. He did not receive a cash payout from the 2013 AIP. All unvested awards were forfeited on January 24, 2014, the date of his termination from Forest.

(8)
Mr. Kennedy resigned as an executive officer of Forest effective August 23, 2013. He did not receive a cash payout from the 2013 AIP. All unvested awards were forfeited on August 23, 2013, the date of his termination from Forest.

(9)
Mr. Mizenko resigned as an executive officer of Forest effective November 30, 2013. He did not receive a cash payout from the 2013 AIP. All unvested awards were forfeited on November 30, 2013, the date of his termination from Forest.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        The agreements that govern the equity awards made to our named executive officers during 2013 generally provide that the awards will remain restricted, unvested, or unearned for a period of three years from the date of grant. However, in the event of an executive's termination due to death, disability, or an involuntary termination, such awards will no longer be subject to restrictions, or will receive accelerated vesting, as applicable. The awards only vest upon a "Corporate Change," with respect to the restricted stock and phantom stock awards, or a "Change-of-Control," with respect to the performance units, if such change is followed by an involuntary termination, or if the surviving entity does not assume the award or replace it with awards that are substantially similar in all economic respects. With respect to the named executive officer's cash-settled performance unit awards, (a) upon a termination due to death or disability the executive will be deemed to have earned an amount of cash equal to the fair market value of a share of common stock on the date of such termination multiplied by the number of initial performance units granted pursuant to the award multiplied by a fraction, the numerator of which is the number of months of the three-year performance period that the executive was employed and the denominator of which is 36, and (b) in the event of an involuntary termination (whether or not occurring in connection with, or following, a Change-of-Control), the executive will be entitled to receive an amount of cash equal to the product of the number of performance units earned and the fair market value on the date of executive's involuntary termination based on Forest's total shareholder return in comparison to its peer companies, assuming the date of termination or Change-of-Control, as the case may be, as the last day of the performance period. With respect to Mr. McDonald's stock-settled performance unit award, (a) upon a termination due to death or disability he will be deemed to have earned a number of shares of Forest common stock equal to the number of initial performance units granted pursuant to the award multiplied by a fraction, the numerator of which is the number of months of the three-year performance period that he was employed and the denominator of which is 36, and (b) in the event of an involuntary termination (whether or not occurring in connection with, or following, a Change-of-Control), he will be entitled to receive a number of shares of common stock that would have been earned based on Forest's total shareholder return in comparison to its peer companies, assuming the date of termination or Change-of-Control, as the case may be, as the last day of the performance period. In addition, in the event of a Change-of-Control the Compensation Committee may elect, in its sole discretion, to have Forest satisfy the executive's rights in respect of any stock-settled performance units, in whole or in part, by making a cash payment in lieu of shares of Forest common stock. The named executive officers have no rights to vote or receive dividend equivalents with respect to any shares covered by the performance unit awards.

        For purposes of the restricted stock, phantom stock, and performance unit awards granted to named executive officers under the 2007 Plan, an executive generally will be considered to have a "Disability" if, as a result of the executive's incapacity due to physical or mental illness, the executive has been absent from full-time performance of the executive's duties for a period of six consecutive months, and the executive has not returned to full-time employment within a thirty-day period after the executive has been given notice by Forest that his employment will be terminated due to his disability. The agreements generally define an "Involuntary Termination" as any termination that does not result from the executive's resignation, but does not include a termination as a result of death, disability, or a termination by Forest by reason of the executive's unsatisfactory performance or a final conviction of a misdemeanor involving moral turpitude or a felony. A "Corporate Change," or "Change-of-control," pursuant to the agreements is defined to include: (i) a merger, consolidation or other reorganization where Forest is not the surviving entity; (ii) a sale, lease or exchange of all or substantially all of Forest's assets; (iii) a dissolution or liquidation of Forest; (iv) a person or entity acquiring or gaining ownership or control of more than 50% of Forest's voting stock; or (v) the persons who were directors of Forest prior to a contested election of directors no longer constituting a majority of the board of directors following such an election.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on the unexercised stock options, unvested performance units settled in cash and stock, unvested restricted stock awards, and unvested phantom stock unit awards that will be settled solely in cash held by our named executive officers as of December 31, 2013. The vesting dates for each option grant and equity award are shown in the accompanying footnotes. The market value of the stock awards is based on the closing market price of Forest's common stock as of December 31, 2013, the last trading day in 2013, which was $3.61. The market values may not reflect the value actually realized by the named executive officers.

							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Patrick R. McDonald	7,600	(2)	0	N/A	24.21	05/10/17	185,000	(3)	667,850	278,000	(4)	1,003,580
	7,600	(2)	0		24.31	05/10/16	310,000	(5)	1,119,100	465,000	(6)	1,678,650
	11,293	(2)	0		16.93	05/10/15
	11,293	(2)	0		11.56	02/26/14
Victor A. Wind	13,552		0	N/A	17.63	04/14/15	143,000	(7)	516,230	88,000	(8)	317,680
	2,568		0		13.70	01/03/15	190,000	(9)	685,900	40,000	(10)	144,400
										22,800	(11)	82,308
Cyrus D. Marter IV(12)	20,328		0	N/A	13.56	12/08/14	162,500	(12)	586,625	107,500	(12)	388,075
	11,293		0		11.09	02/25/14	108,000	(12)	389,880	40,000	(12)	144,400
										22,800	(11)	82,308
Frederick B. Dearman II	0		0	N/A			155,000	(13)	559,550	88,000	(8)	317,680
							90,000	(14)	324,900	40,000	(10)	144,400
Michael J. Dern	16,940		0	N/A	13.56	12/08/14	113,000	(15)	407,930	44,000	(8)	158,840
	9,034		0		11.09	02/25/14	0		0	23,000	(10)	83,030
Michael N. Kennedy(16)	0		0	N/A	N/A	N/A	0		0	0		0
Glen J. Mizenko(17)	2,188		0	N/A	13.56	02/28/14	0		0	0		0

(1)
For each named executive officer, other than Mr. McDonald, unvested options vested in equal increments of 25%, commencing on the first anniversary date of the grant, and have a term of ten years.

(2)
Option awards for Mr. McDonald reflected in this table are awards that he received as a Non-Employee Director prior to his appointment as President and Chief Executive Officer on September 12, 2012. The options awards vested 100% on the date of grant and have a term of ten years. The option for 11,293 shares with an exercise price of $11.56 expired and was cancelled effective February 26, 2014.

(3)
The forfeiture restrictions on Mr. McDonald's unvested restricted stock will lapse on September 12, 2015.

(4)
The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of Forest's common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units identified in the award, depending on Forest's relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on September 11, 2015.

(5)
The forfeiture restrictions on Mr. McDonald's unvested phantom stock unit award will lapse 100% on May 21, 2016, and will be settled solely in cash.

(6)
On May 21, 2013, Mr. McDonald was awarded 232,500 stock-settled and 232,500 cash-settled performance units under the 2007 Plan. The number of units listed shows the target number of performance units outstanding. Each stock-settled performance unit represents a contractual right to receive one share of Forest's common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest's relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2016. Each cash-settled performance unit represents a contractual right to receive, in cash, an amount equal to the fair market value of one share of common stock; provided that the number of performance units for which payment may be made under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest's relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2016.

(7)
The forfeiture restrictions on Mr. Wind's unvested restricted stock will lapse as follows: 15,000 shares on June 10, 2014, 40,000 shares on March 12, 2015, and 88,000 shares on May 21, 2016.

(8)
The number of units listed shows the target number of performance units outstanding. Each cash-settled performance unit represents a contractual right to receive, in cash, an amount equal to the fair market value of one share of common stock; provided that the number of performance units for which payment may be made under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest's relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2016.

(9)
The forfeiture restrictions on Mr. Wind's unvested phantom stock unit awards will lapse as follows: 20,000 units on November 12, 2014, 30,000 units on November 12, 2015, 40,000 units on November 12, 2016, and 100,000 units on August 24, 2013. All of these phantom stock units will be settled solely in cash.

(10)
The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of Forest's common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest's relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on February 28, 2015.

(11)
The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of Forest's common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest's relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2014.

(12)
Mr. Marter resigned as an executive officer of Forest on January 24, 2014. Pursuant to the terms of Mr. Marter's stock option agreements, any vested and exercisable stock options outstanding on the date of termination may be exercised for a period of three months thereafter, including 20,328 shares that remain exercisable through April 24, 2014. The option for 11,293 shares expired and was cancelled effective February 25, 2014. All unvested shares of restricted stock, cash-settled phantom stock units, and performance unit awards held by Mr. Marter were cancelled and forfeited on January 24, 2014.

(13)
The forfeiture restrictions on Mr. Dearman's unvested restricted stock will lapse as follows: 12,000 shares on June 10, 2014, 15,000 shares on August 12, 2014, 40,000 shares on March 12, 2015, and 88,000 shares on May 21, 2016.

(14)
The forfeiture restrictions on Mr. Dearman's unvested phantom stock unit award will lapse as follows: 20,000 units on November 12, 2014, 30,000 units on November 12, 2015, and 40,000 units on November 12, 2016. All of these phantom stock units will be settled solely in cash.

(15)
The forfeiture restrictions on Mr. Dern's unvested restricted stock will lapse as follows: 10,000 shares on June 10, 2014, 6,000 shares on July 16, 2014, 23,000 shares on March 12, 2015, 30,000 shares on January 24, 2016, and 44,000 shares on May 21, 2016.

(16)
Mr. Kennedy resigned as an executive officer of Forest on August 23, 2013. Pursuant to the terms of Mr. Kennedy's stock option agreement, any vested and exercisable stock options outstanding on the date of termination remained exercisable through November 23, 2013. As of November 23, 2013, all outstanding stock options were unexercised and cancelled. All unvested shares of restricted stock, cash-settled phantom stock units, and performance unit awards held by Mr. Kennedy were cancelled and forfeited on August 23, 2013.

(17)
Mr. Mizenko resigned as an executive officer of Forest on November 30, 2013. Pursuant to the terms of Mr. Mizenko's stock option agreement, any vested and exercisable stock options outstanding on the date of termination remained exercisable through February 28, 2014. The option for 2,188 shares was cancelled effective February 28, 2014. All unvested shares of restricted stock, cash-settled phantom stock units, and performance unit awards held by Mr. Mizenko were cancelled and forfeited on November 30, 2013.

Option Exercises and Stock Vested in 2013

        The following table provides information, on an aggregate basis, about stock option exercises, and restricted stock awards and phantom stock unit awards that vested, during the fiscal year ended December 31, 2013 for each of the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)(1)		Value Realized on Vesting ($)(e)(2)

Patrick R. McDonald	0	0	14,006	(3)	62,397	(3)
Victor A. Wind	0	0	20,000	(4)	96,093	(4)
Cyrus D. Marter IV	0	0	27,000	(5)	131,288	(5)
Frederick B. Dearman II	0	0	20,000	(6)	99,440	(6)
Michael J. Dern	0	0	10,000	(7)	53,253	(7)
Michael N. Kennedy	0	0	22,500	(8)	119,819	(8)
Glen J. Mizenko	0	0	27,000	(9)	131,288	(9)

(1)
The number of shares reflected in this column exhibits the gross number of restricted stock awards and phantom stock unit awards that vested prior to tax withholding. The restricted stock units were settled in shares of common stock. The phantom stock units were settled in cash.

(2)
The value realized is based upon the gross shares underlying the restricted stock awards and the phantom stock units that vested, multiplied by the mean of the high and low sales prices of Forest's common stock on the NYSE on the date preceding the date of vesting.

(3)
Forfeiture restrictions lapsed with respect to 14,006 restricted shares on May 8, 2013, $62,397 was the value realized upon vesting. Mr. McDonald received this award while he was serving as a non-employee director, on May 8, 2012, prior to his appointment as President and Chief Executive Officer. Mr. McDonald timely filed an election pursuant to Section 83(b) under the Code with respect to the full grant date value of $150,004, and therefore no shares were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements during 2013.

(4)
Forfeiture restrictions lapsed with respect to 10,000 restricted shares on May 21, 2013, $53,253 was the value realized upon vesting, and 3,199 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements. Forfeiture restrictions lapsed with respect to 10,000 phantom stock units on November 12, 2013, $42,840 was the value realized upon vesting.

(5)
Forfeiture restrictions lapsed with respect to 15,000 restricted shares on May 21, 2013, $79,880 was the value realized upon vesting, and 4,798 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements. Forfeiture restrictions lapsed with respect to 12,000 phantom stock units on November 12, 2013, $51,408 was the value realized upon vesting. Mr. Marter resigned as an executive officer of Forest on January 24, 2014. All unvested awards were forfeited on January 24, 2014, the date of his termination from Forest.

(6)
Forfeiture restrictions lapsed with respect to 10,000 restricted shares on September 8, 2013, $56,600 was the value realized upon vesting, and 2,735 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements. Forfeiture restrictions lapsed with respect to 10,000 phantom stock units on November 12, 2013, $42,840 was the value realized upon vesting.

(7)
Forfeiture restrictions lapsed with respect to 10,000 restricted shares on May 21, 2013, $53,253 was the value realized upon vesting, and 3,199 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements.

(8)
Forfeiture restrictions lapsed with respect to 22,500 restricted shares on May 21, 2013, $119,819 was the value realized upon vesting, and 7,196 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements. Mr. Kennedy resigned as an executive officer of Forest effective August 23, 2013. All unvested awards were forfeited on August 23, 2013, the date of his termination from Forest.

(9)
Forfeiture restrictions lapsed with respect to 15,000 restricted shares on May 21, 2013, $79,880 was the value realized upon vesting, and 4,798 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements. Forfeiture restrictions lapsed with respect to 12,000 phantom stock units on November 12, 2013, $51,408 was the value realized upon vesting. Mr. Mizenko resigned as an executive officer of Forest effective November 30, 2013. All unvested awards were forfeited on November 30, 2013, the date of his termination from Forest.

Pension Benefits

        We have a qualified, non-contributory defined benefit pension plan, the Forest Oil Corporation Pension Trust Agreement. Benefit accruals under this plan were suspended effective as of May 31, 1991. None of the named executive officers participate in this plan.

Nonqualified Deferred Compensation

        In addition to Forest's 401(k) Plan, which is a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), Forest maintained the Executive Deferred Compensation Plan, or the Executive Plan, which provided deferred compensation benefits for certain officers whose annual accumulations under the 401(k) Plan are limited by certain provisions of the Code. Subject to certain conditions and restrictions, a participant in the Executive Plan was permitted to defer a portion of his or her compensation with respect to which his or her elective deferrals under the 401(k) Plan were so limited. In addition, amounts deferred by a participant under the Executive Plan for a particular year were matched under this plan by Forest based on the matching formula used in the 401(k) Plan (which, for 2013, was a dollar-for-dollar match up to 8% of compensation). The Executive Plan also allowed for the participant to defer, per an election, all or a portion of his or her bonus compensation.

        The Executive Plan was terminated by amendment in December 2012, and except as noted in the footnotes to the table below, all amounts were liquidated and disbursed to the participants on January 16, 2014, in accordance with Section 409A of the Code.

        The following table provides information concerning contributions to the Executive Plan by each of the named executive officers and by Forest and the aggregate earnings in the Executive Plan during 2013:

Name (a)	Executive Contributions in Last FY ($)(b)(1)	Registrant Contributions in Last FY ($)(c)(2)	Aggregate Earnings in Last FY ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)(3)	Aggregate Balance at Last FYE ($)(f)(4)

Patrick R. McDonald	N/A	N/A	N/A	N/A	N/A
Victor Wind	0	0	20,891	0	334,297
Cyrus D. Marter IV(5)	0	0	43,631	0	324,050
Frederick B. Dearman II	0	0	2	0	16,690
Michael J. Dern	N/A	N/A	N/A	N/A	N/A
Michael N. Kennedy(6)	0	0	2,567	0	526,031
Glen J. Mizenko(7)	0	0	63,953	0	1,462,472

(1)
Amount contributed to the Executive Plan by each named executive officer is included in the amount reflected in the "Salary" column of the Summary Compensation Table above.

(2)
Amount contributed to the Executive Plan by Forest for each named executive officer is included in the amount reflected in the "All Other Compensation" column of the Summary Compensation Table above.

(3)
On December 9, 2013 the Compensation Committee of the Board of Directors of Forest determined to disburse, on January 16, 2014 (the "Disbursement Date"), all amounts held in participant accounts in the Executive Plan that would not have been disbursed in accordance with the terms of the Executive Plan prior to the Disbursement Date. The actual amounts disbursed to the named executive officers are as follows: Mr. McDonald, N/A; Mr. Wind, $332,451; Mr. Marter, $319,226; Mr. Dearman, $16,690; Mr. Dern, N/A; Mr. Kennedy, $525,316; and Mr. Mizenko, $1,462,472. Mr. Kennedy resigned as an executive officer on August 23, 2013, and therefore he received his disbursement on January 15, 2014, in accordance with his prior election under the Executive Plan.

(4)
Aggregate amounts reported as compensation to each named executive officer in the Summary Compensation Table for fiscal years 2006 through 2012 (or that would have been reported if the individual had been an named executive officer during such time) are as follows: Mr. McDonald, N/A; Mr. Wind, $314,241; Mr. Marter, $234,321; Mr. Dearman, $16,688; Mr. Dern, N/A; Mr. Kennedy, $503,340, and Mr. Mizenko, $1,121,403.

(5)
Mr. Marter resigned as an executive officer of Forest on January 24, 2014.

(6)
Mr. Kennedy resigned as an executive officer of Forest effective August 23, 2013.

(7)
Mr. Mizenko resigned as an executive officer of Forest effective November 30, 2013.

Potential Payments Upon Termination or Change-of-Control

        None of Forest's executive officers have employment agreements with Forest, and their employment may be terminated at any time at the discretion of the Board. As described below, Forest has entered into severance agreements with each of the named executive officers that provide for certain payments and other benefits if the officer's employment is terminated under certain circumstances within two years following a change-of-control. Forest's equity awards provide for vesting in connection with a change-of-control event only if the successor entity does not assume or replace the award with an award substantially similar in all economic respects, or if the executive is terminated involuntarily following the change-of-control. Forest's severance agreements also provide for only double-trigger severance benefits to the executive officers. The rationale for providing the benefits within the severance agreements and the equity compensation awards has been provided above in "Compensation Discussion and Analysis."

        Severance Agreements with the Named Executive Officers.    Forest entered into a severance agreement with Mr. McDonald in October, 2012. Forest entered into severance agreements with each of the named executive officers, other than Mr. McDonald and Mr. Dern, effective December 18, 2012. Forest entered into a severance agreement with Mr. Dern in January 2013. Each of these severance agreements provide for certain payments and benefits if the executive is Involuntarily Terminated (as defined below) within two years following a change-of-control of Forest. See below for a summary of the term "change-of-control."

        Under the severance agreements, an executive will be considered Involuntarily Terminated if his employment is terminated for any reason other than cause, death, disability, or his resignation (other than a resignation within 60 days after receiving notice of a "change of duties"). A "change of duties" is generally defined under the severance agreements as a significant and adverse change in the executive's authorities or duties, a material reduction in the executive's annual base salary, a material reduction in the annual grant date value of long-term cash and equity compensation grants, or a change in the executive's principal place of employment by more than 50 miles, if such change results in an increase in the executive's commute from his principal residence. Forest's "change of duties" definition is commonly referred to as a "Good Reason" termination at many of its peer companies. Generally, as a condition to receiving any payments under a severance agreement, the executive must release Forest in writing from all claims and causes of action arising out of the executive's employment or his termination of employment, and agree not to compete with or solicit employees of Forest for a period of two years following his termination of employment. The severance agreements run in perpetuity. However, the Compensation Committee has the right to terminate or modify the severance agreements upon not less than one year's advance written notice, provided that such termination or modification shall not take effect prior to the date that is 30 months following the effective date of the agreement or, if a change-of-control occurs while the agreement is in effect, 30 months following such change-of-control. See the table, "Potential Severance Payments and Benefits Upon Termination or Change-of-Control" below, for additional information.

        Change-of-Control.    Each of the named executive officers' severance agreements includes a definition of a "change-of-control" that is intended to comply with applicable definitions and requirements of Section 409A of the Code and applicable regulations. Generally, under the agreements, a "change-of-control" means the occurrence of any one of the following types of events:

  •
  One person (or more than one person acting as a group) acquires stock ownership of Forest constituting more than 30% of the total fair market value or total voting power of Forest's stock;

  •
  Individuals who, as of the effective date of the agreement, constitute the board of directors, or an incumbent board, cease for any reason to constitute at least a majority of the board; provided that any individual who becomes a director subsequent to the effective date of the agreement (other than an individual whose initial assumption of office occurs as a result of an actual or threatened election contest) and whose nomination or election was approved by at least a majority then comprising the incumbent board shall be considered as a member of the incumbent board;

  •
  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Forest or any of its subsidiaries, a sale or other disposition of more than 60% of the total gross fair market value of Forest's assets immediately prior to such sale or other disposition, or the acquisition of assets or securities of another entity by Forest, in each case unless (i) substantially all of the individuals and entities that were the beneficial owners of Forest's common stock and voting securities beneficially own, directly or indirectly, more than 50% of the common equity securities and voting power of the resulting entity in substantially the same proportions as they did prior to the transaction, (ii) no individual or entity owns 30% or more of the common equity securities of the resulting entity, and (iii) a majority of the members of the board of directors of the resulting entity were members of the Board at the time of the execution of the initial agreement or of the action of the Board approving such transaction; or

  •
  Forest's shareholders approve a complete liquidation or dissolution of Forest.

        Severance Payments Following a Change-of-Control.    In the event any of the named executive officers' employment with Forest is Involuntarily Terminated as described above within 24 months after the date upon which a change-of-control occurs, the executive will receive the following severance benefits under his respective severance agreement or equity award agreement:

  •
  a cash severance payment consisting of a lump sum payment in an amount equal to 2.5 times the sum of (i) the greater of (a) his annual base salary in effect on the date of the Involuntary Termination, (b) his annual base salary at the annual rate in effect 60 days prior to the date of the Involuntary Termination, or (c) his annual base salary in effect immediately prior to the change-of-control, plus (ii) his annual bonus most recently paid; provided, that if the named executive officer was employed by Forest for only a portion of the year with respect to which such bonus was paid, then the annual bonus shall equal (A) an amount determined by annualizing the bonus received by the executive in respect of such partial year based on the ratio of the number of days the executive was employed by Forest during such year to 365 days or (B) the annual bonus earned by the executive (whether or not previously paid) in respect of the year immediately preceding the date of his Involuntary Termination, if the executive has not received a bonus in respect of such partial year by the date of his Involuntary Termination; provided, further, that if the executive has not received an annual bonus from Forest at any time prior to the date of his Involuntary Termination, then the annual bonus shall equal the amount of the executive's target annual bonus for the year in which such termination occurs. The cash severance payment shall be paid 60 days after an Involuntary Termination, unless required by Section 409A of the Code to be paid at a later date;

  •
  continued coverage under Forest's medical and dental benefit plans for the executive and his spouse and his eligible dependents for a period of 24 months, in general without any cost to the executive other than income tax imposed on the named executive officer with respect to the value of such continued coverage (this coverage will be terminated if the executive becomes eligible to receive coverage from a subsequent employer during such period);

  •
  vesting of all outstanding stock options, restricted stock, and cash-settled phantom stock units to the extent described in the applicable award agreement; for awards granted prior to October 1, 2012, vesting will occur upon the change-of-control, whereas for grants on or after that date, vesting will occur in connection with a change-of-control only if the successor entity does not assume or replace the award with an award substantially similar in all material economic respects, or if the executive subsequently suffers an Involuntary Termination;

  •
  outstanding stock options will remain exercisable for a period of 12 months following the executive's last day of employment (but in no event will an option be exercisable for a longer period than the original term of the option or a shorter period than already provided for under the terms of the option);

  •
  with respect to the performance unit awards granted prior to October 1, 2012, the executive will be entitled to receive a number of shares of common stock that would have been earned based on Forest's total shareholder return in comparison to its peer companies, assuming the date of the change-of-control as the last day of the performance period. In addition, in the event of a change-of-control the Compensation Committee may elect, in its sole discretion, to have Forest satisfy the executive's rights in respect of any performance units, in whole or in part, by making a cash payment in lieu of shares of Forest common stock;

  •
  with respect to the performance unit awards granted on or after October 1, 2012, if the successor entity does not assume or replace such awards with awards substantially similar in all material respects, the executive will be entitled to receive a number of shares of common stock, or an amount of cash, that would have been earned based on Forest's total shareholder return in comparison to its peer companies, assuming the date of change-of-control as the last day of the performance period. In addition, in the event of a change-of-control the Compensation Committee may elect, in its sole discretion, to have Forest satisfy the executive's rights in respect of any performance units, in whole or in part, by making a cash payment in lieu of shares of Forest common stock; and

  •
  if any payment, distribution, or benefit, whether pursuant to the severance agreement or otherwise, is subject to the federal excise tax on "excess parachute payments," under the terms of the severance agreement, Forest may reduce any such payment if such reduction will result in a greater net after-tax amount to be paid to the executive.

        Delayed Severance Payments.    Section 409A of the Code places restrictions on the timing of certain types of payments to the named executive officers and other officers, including the payments and benefits that may be payable under each officer's severance agreement. As a result, the severance agreements include restrictions that will delay the payment of any amount until a date that is six months after the date of the executive's termination of employment, or an earlier date to the extent such amount may be paid to the executive without being subject to additional taxes and interest under Section 409A of the Code. If the payment of any amount is delayed, the amounts of any payments that are delayed will accrue interest at the prime rate announced by JPMorgan Chase Bank from the date that such payment would have been made had Section 409A of the Code and the six-month payment restrictions not applied to the actual date the amount is paid to the executive.

        Severance Payments Upon Termination Not Involving a Change-of-Control.    As noted above, our executives' severance agreements provide for severance payments only if the executive is involuntarily terminated within two years of a change-of-control. However, all of our equity agreements still provide that the award will vest and be payable in accordance with the terms thereof in the event the executive suffers an Involuntary Termination.

        Payments Upon Retirement or Death or Disability.    If a named executive officer retires in accordance with Forest's normal retirement policies, or his employment is terminated as a result of death or disability, he will receive various benefits as reflected in the following table, which are generally available to all Forest employees. Forest's retirement policy states than an individual may retire when he has attained the age of 65, or, if earlier, after attaining age 55 but having also completed 15 years of service with Forest. Under the terms of Forest's forms of stock options, restricted stock agreements, and cash-settled phantom stock unit agreements, upon death, disability, or, in the case of stock options (but not restricted stock, cash-settled phantom stock units, performance units), retirement, any vesting or forfeiture provisions will lapse and the executive will be entitled to receive the underlying shares and any outstanding stock options will remain exercisable for a period of 12 months. With respect to the performance unit award agreements, upon death or disability the executive will be entitled to receive the stock or cash, as the case may be, that he would have received assuming the date of death or disability as the end of the applicable performance period and reducing the payout by the ratio of total months employed during the performance period by the full number of months in the performance period. With respect to restricted stock, cash-settled phantom stock units, and performance units, Forest may, in its discretion, accelerate the vesting or lapse of forfeiture restrictions upon the retirement of the executive. In addition, upon attaining age 65 or termination of employment due to death or disability, a participant in Forest's 401(k) Plan (including a named executive officer who is a participant) will have a 100% vested interest in his accounts under such plan. Generally, the Forest benefit and incentive plans define retirement as a voluntary resignation on or after reaching age 62 and 15 years of qualifying service, although Forest's 401(k) Plan provides that retirement means reaching age 65. None of the named executive officers are currently eligible to receive any retirement benefits.

        Summary of Forest's Payment Obligations and Other Benefits Upon Termination of Employment.    The following table summarizes Forest's payment obligations and the continuation of benefits to the named executive officers under various termination circumstances and assumes that the termination occurred on December 31, 2013.

	Termination as a Result of

	Resignation for Good Reason or Termination Without Cause		Change-of- Control(1)		For Cause or Without Good Reason	Voluntary Resignation	Retirement		Death or Disability

Unpaid base salary through date of termination	x		x		x	x	x		x
Accrued but unpaid vacation	x		x		x	x	x		x
Earned but unpaid annual incentive compensation			x
Unpaid deferred compensation	x		x		x	x	x		x
Unpaid reimbursements	x		x		x	x	x		x
Multiple of (a) base salary plus (b) amount equal to annual incentive bonus for last year			x
Continued medical and dental benefits(2)			x				x	(3)
Full and immediate vesting under stock option agreements	x	(4)	x	(4)			x		x
Full and immediate vesting under restricted stock agreements	x	(4)	x	(4)					x
Full and immediate vesting under cash-settled phantom stock unit agreements	x	(4)	x	(4)					x
Vesting of earned stock-and cash-settled performance units	x	(4)							x
Disability income or life insurance payments									x

(1)
Includes payments and benefits that may be available under the named executive officer's severance agreement and assumes the named executive officer's employment is Involuntarily Terminated within 24 months after a change-of-control.

(2)
Upon a change-of-control, the named executive officers (and their spouses and eligible dependents) will receive these benefits for 24 months.

(3)
This benefit is available only to retirees who were employed by Forest prior to January 1, 2009, the date the retiree medical plan was frozen. Retiree medical benefits require retirement on or after reaching age 62 and 15 years of continuous qualifying service. None of the named executive officers are currently eligible to receive any retirement benefits.

(4)
Equity awards granted prior to October 1, 2012 vest upon a change-of-control regardless of termination. Equity awards granted since October 1, 2012, provide for vesting upon a change-of-control only if (i) the surviving entity does not assume or replace such awards with awards substantially similar in all economic respects, or (ii) an Involuntary Termination occurs within 24 months.

        Potential Severance Payments and Benefits Upon Termination or Change-of-Control.    The following table assumes that each of the named executive officers terminated employment (other than as a result of death, disability, or retirement) with Forest on December 31, 2013. On that date, the closing price of Forest's common stock was $3.61. These amounts are in addition to any benefits generally available to all U.S. employees upon a involuntary termination without cause, such as distributions from the 401(k) Plan, the payment of accrued vacation, and, subject to the terms of restricted stock, phantom stock unit, performance unit, and option agreements, the right to exercise or receive vested stock options, stock awards, and cash-settled phantom or performance awards. These amounts represent our best estimates, as the actual amounts to be paid to the named executive officers can only be determined on the actual date of separation.

			Long-Term Incentive Plans(2)

Name/	Termination or Resignation Scenario	Severance & Bonus ($)	Value of Accelerated Restricted Stock ($)	Value of Accelerated Cash-Settled Phantom Stock Units ($)	Value of Accelerated Stock-Settled Performance Units ($)	Value of Accelerated Cash-Settled Performance Units ($)	Executive Deferred Compensation Plan ($)(3)	Other Benefits ($)(4)	Excise Tax & Gross-Up ($)	Total Value of Payments and Accelerated Vesting of Shares ($)(5)
Patrick R. McDonald-President and Chief Executive Officer
Involuntary-Not Within 24 Months of a Change-of-Control		0	667,850	1,119,100	0	0	N/A	0	0	1,786,950
Involuntary-Within 24 Months After a Change-of-Control		2,325,000	667,850	1,119,100	0	0	N/A	103,596	0	4,215,546
Voluntary resignation(6)		0	0	0	0	0	N/A	0	0	0
Termination For Cause(6)		0	0	0	0	0	N/A	0	0	0

Victor A. Wind-Executive Vice President and Chief Financial Officer
Involuntary-Not Within 24 Months of a Change-of-Control		0	516,230	361,000	0	0	334,297	0	0	1,211,527
Involuntary-Within 24 Months After a Change-of-Control		1,400,000	516,230	361,000	0	0	334,297	103,596	0	2,715,123
Voluntary resignation(6)		0	0	0	0	0	334,297	0	0	334,297
Termination For Cause(6)		0	0	0	0	0	334,297	0	0	334,297

Cyrus D. Marter IV-Senior Vice President, General Counsel and Secretary(7)
Involuntary-Not Within 24 Months of a Change-of-Control		0	586,625	389,880	0	0	324,050	0	0	1,300,555
Involuntary-Within 24 Months After a Change-of-Control		1,536,250	586,625	389,880	0	0	324,050	103,596	0	2,940,401
Voluntary resignation(6)		0	0	0	0	0	324,050	0	0	324,050
Termination For Cause(6)		0	0	0	0	0	324,050	0	0	324,050

Frederick B. Dearman II-Senior Vice President, Southern Region
Involuntary-Not Within 24 Months of a Change-of-Control		0	559,550	324,900	0	0	2	0	0	884,452
Involuntary-Within 24 Months After a Change-of-Control		1,296,250	559,550	324,900	0	0	2	103,596	0	2,284,298
Voluntary resignation(6)		0	0	0	0	0	2	0	0	2
Termination For Cause(6)		0	0	0	0	0	2	0	0	2

Michael J. Dern-Senior Vice President, Corporate Engineering and Technology
Involuntary-Not Within 24 Months of a Change-of-Control		0	407,930	0	0	0	N/A	0	0	407,930
Involuntary-Within 24 Months After a Change-of-Control		1,081,250	407,930	0	0	0	N/A	71,777	0	1,560,357
Voluntary resignation(6)		0	0	0	0	0	N/A	0	0	0
Termination For Cause(6)		0	0	0	0	0	N/A	0	0	0

Michael N. Kennedy-Former President and Chief Financial Officer(8)
Involuntary-Not Within 24 Months of a Change-of-Control		0	0	0	0	0	0	0	0	0
Involuntary-Within 24 Months After a Change-of-Control		0	0	0	0	0	0	0	0	0
Voluntary resignation		0	0	0	0	0	0	0	0	0
Termination For Cause		0	0	0	0	0	0	0	0	0

Glen J. Mizenko-Former Senior President, Mid-Continent(9)
Involuntary-Not Within 24 Months of a Change-of-Control		0	0	0	0	0	0	0	0	0
Involuntary-Within 24 Months After a Change-of-Control		0	0	0	0	0	0	0	0	0
Voluntary resignation		0	0	0	0	0	0	0	0	0
Termination For Cause		0	0	0	0	0	0	0	0	0

(1)
Reflects the cash benefits payable in the event of a termination under the executive's severance agreement. The amount includes the executive's annual base salary and, in the event of termination within 24 Months of a change-of-control, annual bonus. Bonus amounts are based on AIP bonuses paid to the named executive officers during 2013.

(2)
Reflects the accelerated value of unvested shares of restricted stock, cash-settled phantom stock units, and performance units awarded under the terms of Forest's stock incentive plans and assumes successor entity does not assume or replace awards in connection with a change-of-control. The performance unit amounts represent a number of units vested equal to 0% of the initial performance units awarded, based on Forest's total shareholder return ranking among its peers as of December 31, 2013. Each named executive officer's stock options are fully vested and, upon termination, he would have the right to exercise all vested, unexercised stock options. The amounts shown in the table are based on the closing price of a share of Forest common stock on December 31, 2013, or $3.61. In the event of an Involuntary Termination upon a Change-of-Control, the named executive officers will have a period of 12 months to exercise their stock options instead of the three months generally available to employees. See the caption "Outstanding Equity Awards at Fiscal Year-End" above, for details regarding the securities held by the named executive officers at December 31, 2013. See footnote (6) below for an explanation of the amounts in the column titled "Value of Cash-Based Awards."

(3)
Reflects the amount payable to the named executive officers, other than Messrs. McDonald and Dern, under the Executive Plan as of December 31, 2013. Messrs. McDonald and Dern did not participate in the Executive Plan.

(4)
Reflects the cost of continued medical and dental coverage for the executive, his spouse, and any dependents at least equal to the cost of such coverage had the executive not been terminated. With respect to each named executive officer, the amount assumes this insurance coverage for 24 months after an involuntary termination following a change-of-control.

(5)
The amounts assume that the timing of any payment or benefit is not delayed. If Forest delays making any payment or providing any benefit as a result of a determination that a delay in any such payment or benefit is required pursuant to Section 409A of the Code, then Forest will pay interest on any delayed payment from the date the payment should have been made until the time the payment is actually made. Interest, if any, due with respect to any such required delay in the receipt of the named executive officer's cash severance payment shall be calculated at the prime or base rate of interest announced by JPMorgan Chase Bank or its successor. Any payment amount not made when due shall accrue interest at the rate of 10 percent plus the prime rate announced by JPMorgan Chase Bank.

(6)
Upon a voluntary resignation (other than under circumstances pursuant to which a named executive officer's employment would be considered Involuntarily Terminated as described under Severance Agreements with the Named Executive Officers above) or termination for cause, the named executive officer would not receive any additional payments, except: (i) amounts generally payable to any terminating employee, including accrued vacation, their vested 401(k) Plan balance, the delivery of any vested shares awarded under the stock incentive plan, and vested, unexercised options, which may be exercised for a period of three months following termination; and (ii) amounts held for their benefit under the Executive Plan.

(7)
Mr. Marter resigned as an executive officer effective January 24, 2014.

(8)
Mr. Kennedy resigned as an executive officer effective August 23, 2013.

(9)
Mr. Mizenko resigned as an executive officer effective November 30, 2013.

Compensation Practices and Risk

        Forest does not believe that its policies and practices of compensating its employees give rise to risks that are reasonably likely to have a material adverse effect on Forest. In making this determination, Forest considered the following:

  •
  The Board has adopted a clawback policy, and has established stock ownership guidelines for the directors and executive officers;

  •
  With regard to the compensation of Forest's executive officers, although the Company's compensation program is weighted toward pay-for-performance, Forest believes the following aspects mitigate against the taking of excessive risk:

  •
  The annual long-term equity incentive component of the program, which is the largest component of each executive officer's overall compensation package, is divided into different types of awards, but all are weighted toward long-term achievement, generally with three year cliff vesting based on the value of Forest's stock, whether absolute or in comparison to our peers, as opposed to short-term or financial statement metrics; and

  •
  Each executive officer's annual AIP bonus is based on a number of goals set for Forest as a whole or for the individual business units, which are ultimately a subjective judgment made by the Compensation Committee, which can consider risks facing Forest and market conditions at the time of the decision.

Director Compensation

        Forest uses a combination of cash and equity awards to attract and retain qualified candidates to serve on the Board. During 2013, each non-employee director received an annual cash retainer of $60,000, prorated for the portion of the year he was engaged as a director. Each non-employee member of the Board who serves on the standing committees of the Board also receives a cash retainer for such services. The Audit Committee members receive an annual cash retainer of $15,000, and the Chairman of the Audit Committee receives $30,000. Members of the other standing committees of the Board receive an annual cash retainer in the amount of $5,000, and the Chairmen of the other committees receive an amount equal to $10,000; however, members of the Executive Committee who are not Denver-area residents are paid a retainer of $15,000 instead of the other fees that would apply.

        In addition, during 2013, each non-employee director received a restricted stock award of 33,671 shares under the 2007 Plan. Each such award was granted on the date of the annual meeting, May 7,

2013, and reflected the number of shares of common stock (rounded to the nearest whole number) obtained by dividing $150,000 by the fair market value of a share of common stock on the date of the award. The shares included in the directors' restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of the award. All non-employee directors are reimbursed by Forest for all costs incurred by them in their capacities as directors, including the costs of attending Board meetings and committee meetings.

        The following table provides information concerning compensation paid to non-employee directors for the year ended December 31, 2013. The non-employee directors do not participate in any non-equity incentive, retirement, pension, or nonqualified deferred compensation plans.

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(1)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(g)	Total ($)(h)

Loren K. Carroll(2)	75,000	150,004	0	N/A	N/A	0	225,004
Richard J. Carty(3)	75,000	150,004	0	N/A	N/A	0	225,004
Dod A. Fraser(4)	95,000	150,004	0	N/A	N/A	0	245,004
James H. Lee(5)	95,000	150,004	0	N/A	N/A	0	245,004
James D. Lightner(6)	75,000	150,004	0	N/A	N/A	0	225,004
Raymond I. Wilcox(7)	75,000	150,004	0	N/A	N/A	0	225,004

(1)
Amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures relating to service-based vesting conditions.

(2)
As of December 31, 2013, Mr. Carroll had 33,671 shares of restricted stock subject to forfeiture restrictions and 15,200 options outstanding.

(3)
As of December 31, 2013, Mr. Carty had 33,671 shares of restricted stock subject to forfeiture restrictions and no options outstanding.

(4)
As of December 31, 2013, Mr. Fraser had 33,671 shares of restricted stock subject to forfeiture restrictions and 37,786 options outstanding. On May 8, 2013, 11,293 option shares expired and cancelled.

(5)
As of December 31, 2013, Mr. Lee had 33,671 shares of restricted stock subject to forfeiture restrictions and 37,786 options outstanding. On May 8, 2013, 11,293 option shares expired and cancelled.

(6)
As of December 31, 2013, Mr. Lightner had 33,671 shares of restricted stock subject to forfeiture restrictions and 26,493 options outstanding.

(7)
As of December 31, 2013, Mr. Wilcox had 33,671 shares of restricted stock subject to forfeiture restrictions and no options outstanding.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information, as of December 31, 2013, relating to Forest's equity compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of Securities Remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	1,951,486	(1)	$17.2113	(2)	4,019,827	(3)(4)
Equity compensation plans not approved by security holders	290,000	(5)	N/A		0
Total	2,241,486				4,019,827

(1)
Includes (i) shares underlying outstanding stock options to purchase shares of Forest's common stock under Forest's 2001 Stock Incentive Plan and the 2007 Plan, and (ii) an aggregate of 1,320,280 shares issuable under performance unit awards granted under Forest's 2007 Plan. Under the terms of the performance unit award agreements, each performance unit represents a contractual right to receive one share of Forest common stock; provided that the actual number of shares that may be deliverable under the award will range from 0% to 200% of the number of performance units awarded, depending on Forest's relative total shareholder return in comparison to an identified peer group over a thirty-six month performance period. The amount in this column assumes the maximum 200% payout.

(2)
Amount reflects the weighted-average exercise price of outstanding stock options as of December 31, 2013.

(3)
Includes shares of Forest's common stock available for issuance under (i) Forest's Employee Stock Purchase Plan, and (ii) the 2007 Plan. As of December 31, 2013, 712,772 shares of common stock were available for future issuance under the Employee Stock Purchase Plan, and 3,307,055 shares of common stock were available for future issuance under the 2007 Stock Plan. Under the terms of the outstanding performance unit award agreements, each performance unit represents a contractual right to receive one share of Forest common stock; provided that the actual number of shares that may be deliverable under the award will range from 0% to 200% of the number of performance units awarded, depending on Forest's relative total shareholder return in comparison to an identified peer group over a thirty-six month performance period. This column assumes the maximum number of shares that may be issued to the respective participants under the terms of the performance unit award agreements. As of December 31, 2013, there would have been no payout under any outstanding performance awards, assuming the performance period had ended on that date.

(4)
Amount does not reflect (i) 1,924,819 outstanding cash-settled phantom stock units, or (ii) 1,412,000 outstanding cash-settled performance units. The cash-settled performance units assume the maximum 200% payout.

(5)
Consists of 290,000 shares potentially issuable under a performance unit award to Mr. McDonald granted under the inducement award exemption under the NYSE listing rules. This award does not satisfy the requirements of "performance-based" compensation for purposes of Section 162(m) of the Code, and assumes a maximum payout of 200%. Each performance unit represents a contractual right to receive one share of Forest's common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units identified in the award, depending on Forest's relative total shareholder return in comparison to an identified peer group during the 36-month performance period. The amount in this column assumes the maximum 200% payout. As of December 31, 2013, there would have been no payout under this award, assuming the performance period ended on that date.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        We currently have one class of voting securities outstanding. On March 12, 2013, there were 119,060,352 shares of our common stock outstanding, with each such share being entitled to one vote. The number of shares beneficially owned by each person is determined by SEC rules, and the information is not necessarily indicative of ownership for other purposes. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, or has the right to acquire within 60 days.

Security Ownership of Beneficial Owners

        The following table sets forth information as of March 12, 2014 concerning persons known to Forest to be the beneficial owner of more than 5% of outstanding shares of Forest common stock. This information is based on information filed with the SEC and information provided to Forest.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	16,143,588	(2)	13.56%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,484,436	(3)	6.29%
Saba Capital Management, L.P. 405 Lexington Avenue, 58th Floor New York, NY 10174	6,541,563	(4)	5.49%
Jeffrey A. Altman 640 Fifth Avenue, 20th Floor New York, NY 10019	6,516,758	(5)	5.47%

(1)
Based on 119,060,352 shares of common stock outstanding as of March 12, 2014.

(2)
As reported on a Schedule 13G filed on January 10, 2014, Black Rock, Inc. has sole voting power with respect to 15,716,577 shares and sole dispositive power with respect to all 16,143,588 shares.

(3)
As reported on a Schedule 13G filed on February 11, 2014, The Vanguard Group has sole voting power with respect to 187,153 shares, sole dispositive power with respect to 7,302,483 shares, and shared dispositive power with respect to 181,953 shares.

(4)
As reported on a Schedule 13G filed on February 13, 2014, Saba Capital Management, L.P. has shared voting and shared dispositive power with respect to all 6,541,563 shares.

(5)
As reported on Schedule 13G filed on February 14, 2014, Jeffrey A. Altman has shared voting and shared dispositive power with respect to all 6,516,758 shares.

 Security Ownership of Management

        The following table shows, as of March 12, 2014, the number of shares of Forest common stock beneficially owned by Forest's directors and the director nominees, the executive officers of Forest named in the Summary Compensation Table under the caption "Executive Compensation"; and all Forest directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Common Stock Owned	Options Currently Exercisable Within 60 Days(1)	Total Beneficial Ownership	Percent of Class(2)

Loren K. Carroll	65,355	15,200	80,555	*
Richard J. Carty	85,134	0	85,134	*
Frederick B. Dearman II	171,213	0	171,213	*
Michael J. Dern	136,672	16,940	153,612	*
Dod A. Fraser	73,290	37,786	111,076	*
Michael N. Kennedy	0	0	0	*
James H. Lee	72,210	37,786	109,996	*
James D. Lightner	130,203	26,493	156,696	*
Cyrus D. Marter IV	1,455	20,328	21,783	*
Patrick R. McDonald	225,028	26,493	251,521	*
Glen J. Mizenko	0	0	0	*
Raymond I. Wilcox	67,942	0	67,942	*
Victor A. Wind	183,746	16,120	199,866	*
All current directors and executive officers as a group (15 persons, including 13 named above)	1,307,260	197,146	1,504,406	1.26%

*
The percentage of shares beneficially owned does not exceed one percent of the outstanding shares of the class.

(1)
Reflects the number of shares that could be acquired by May 11, 2014 through the exercise of stock options under the terms of Forest's stock plans and option agreements.

(2)
Based on 119,060,352 shares of common stock outstanding as of March 12, 2014.

Stock Ownership Guidelines

        The Board has adopted stock ownership guidelines for directors and officers of Forest. The guidelines, as described below, are intended to further align the financial interests of our directors and officers with that of our shareholders.

        Director Stock Ownership Guidelines.    The ownership guidelines for directors provide that each director is encouraged to own a number of shares of Forest common stock equal in value to five times Forest's annual cash retainer for directors. The ownership level should be achieved by the later of December 31, 2015 or five years after the director is first appointed or elected, and should be maintained for all periods thereafter as long as such director remains on the Board.

        Officer Stock Ownership Guidelines.    The officer stock ownership guidelines provide that certain officers of Forest and its affiliates, as set forth in the guidelines or as may otherwise be determined by the Nominating and Corporate Governance Committee, are expected to hold an amount of stock equal in value to a multiple of two to five times their base salary, depending on their position and responsibilities. Of our named executive officers, our Chief Executive Officer is expected to hold stock equal in value to five times his base salary, whereas the other named executive officers are expected to hold an amount of stock equal in value to three times their respective base salaries. The ownership level is expected to be achieved by the later of December 31, 2015, or five years after the officer is appointed, and should be maintained for all periods thereafter as long as such officer remains in such position. Currently none of our officers are in compliance with the stock ownership guidelines, but they are expected to be in compliance by the aforementioned deadlines.

PROPOSAL NO. 2-ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

        As more fully described under the heading "Executive Compensation-Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related both to company and individual performance.

        Shareholders are urged to read the "Compensation Discussion and Analysis" section of this proxy statement, beginning on page 15, which discusses how our executive compensation policies implement our compensation philosophy, and the remainder of the "Executive Compensation" section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers, for additional details about our executive compensation programs. The Compensation Committee and the Board believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.

        We are asking our shareholders to indicate their support for our executive compensation as described in this proxy statement. This proposal gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to approve, on an advisory basis, the following resolution:

  "RESOLVED, that Forest's shareholders hereby approve, on an advisory (non-binding) basis, the compensation paid to Forest's named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative disclosure."

        This vote is advisory only, and therefore not binding on Forest, the Compensation Committee or the Board. Moreover, the outcome of the vote does not create any fiduciary obligations for the Board or our officers. However, our Board and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote in making future compensation decisions.

        Forest has adopted a policy providing for annual advisory votes on executive compensation. Unless the Board modifies this policy, the next advisory vote on compensation following this vote will be held at our 2015 annual meeting of shareholders.

Vote Required

        Approval of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast.

        THE BOARD RECOMMENDS A VOTE "FOR" THE ADVISORY RESOLUTION APPROVING, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF FOREST'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.

 PROPOSAL NO. 3-RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Forest is asking the shareholders to ratify the Audit Committee's appointment of Ernst & Young as Forest's independent registered public accounting firm to audit Forest's consolidated financial statements for the year 2014.

        Services provided to Forest by Ernst & Young during 2013 are described under "Principal Accountant Fees and Services" below. A representative of Ernst & Young will be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

        In the event the shareholders fail to ratify the appointment, the Audit Committee may consider whether it should select another independent public accounting firm. Although ratification by the shareholders is not required by law, the Board has determined that it is desirable to seek shareholder ratification of the appointment of Ernst & Young in light of the critical role played by our independent registered public accounting firm in maintaining the integrity of financial controls and reporting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm any time during the year if the Audit Committee believes that such a change would be in the best interest of Forest and its shareholders.

Vote Required

        Ratification of the appointment of Ernst & Young as Forest's independent registered public accounting firm for 2014 requires the affirmative vote of a majority of the votes cast.

        THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS FOREST'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following is a summary of the fees billed to Forest by Ernst & Young for audit and other professional services provided by Ernst & Young for 2012 and 2013.

Ernst & Young	2013	2012

Audit fees	$729,280	$997,675
Audit-related fees	-	-
Tax fees	1,890	23,528
All other fees	21,258	2,147
Total all fees	$752,428	$1,023,350

        Audit Fees-Consist of aggregate fees billed for professional services provided in connection with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, statutory audits, reviews of registration statements, and issuance of consents and letters to underwriters.

        Audit-Related Fees-Consist principally of aggregate fees billed for transaction due diligence services, and audits of statements of compliance with agreements.

        Tax Fees-Consist of aggregate fees for tax compliance, tax advice and tax planning, tax examination assistance, and tax consulting on sales transactions.

        All Other Fees-Consist of aggregate fees for products and services other than as reported above.

        Preapproval of Audit Services.    The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, when the Audit Committee is not in session, audit-related services and non-audit services not prohibited by law to be performed by Forest's independent registered public accounting firm and associated fees for any individual engagement not to exceed $40,000. Any such pre-approval of services and fees by the Chairman are reported to the full Audit Committee at its next regular meeting. All of the fees set forth in the foregoing table were pre-approved by the Audit Committee or the Chairman of the Audit Committee under the noted delegation of authority.

 REPORT OF THE AUDIT COMMITTEE

        The information contained in this Report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or to the liabilities of Section 18 under the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Forest specifically requests that the information be treated as soliciting material or incorporates such information by reference in such filing.

        The Audit Committee assists the Board in fulfilling its responsibilities for the oversight of the integrity of Forest's financial statements, its compliance with legal and regulatory requirements, the performance of the internal audit function and independent audit, and the independence and qualifications of Forest's independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee operates under a charter approved by the Board. The full text of the Audit Committee charter is available on Forest's website at www.forestoil.com. As of the date of this report, the Audit Committee was comprised of three directors, each of whom has been determined to be independent within the meaning of rules adopted by the SEC, the listing standards of the NYSE, and Forest's Corporate Governance Guidelines.

        Forest's management has responsibility for preparing Forest's financial statements and the financial reporting process, including the system of internal controls. Forest's independent auditor, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards established by the Public Company Accounting Oversight Board (United States) (the "PCAOB"), and for issuing a report on the results of that independent audit. Ernst & Young is also responsible for auditing Forest's internal control over financial reporting and expressing an opinion on the effectiveness of Forest's internal control over financial reporting.

        In this context, the Audit Committee hereby reports as follows:

          1.     The Audit Committee has met with management and Ernst & Young and has reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2013;

          2.     The Audit Committee has discussed with Ernst & Young the matters required by Statement of Auditing Standards No. 61, as amended, supplemented or superseded (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the PCAOB in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements;

          3.     The Audit Committee has received from and discussed with Ernst & Young the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and discussed with Ernst & Young their independence from Forest and its management; and

          4.     Based upon the review and discussions described in paragraphs (1) through (3) above, and the Audit Committee's review of the representations of management, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Forest's Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

        This report is provided by the following independent directors, who comprise the Audit Committee.

Dod A. Fraser, Chairman Richard J. Carty James H. Lee

March 12, 2014

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Affiliate Transaction Policy

        Covered Transactions.    The Board has adopted a written Affiliate Transaction Policy. The policy covers all economic transactions between Forest or any of its subsidiaries or controlled affiliates (including controlled joint ventures), on the one hand, and any designated person, on the other hand. The policy addresses, without limitation, the purchase or sale of assets, other than blind, open-market transactions in Forest's securities over a regulated exchange. The policy does not address employment compensation arrangements with Forest's executive officers. For purposes of this policy, a "designated person" is (i) any Forest shareholder that beneficially owns more than 5% of Forest's outstanding shares of common stock, (ii) any director or executive officer of Forest or any immediate family member of such a person (including in-laws), or (iii) any person known to Forest to be an affiliate of a person under (i) or (ii) (as "affiliate" is defined under the federal securities laws).

  Policy Directives.

          (1)   All Forest officers are notified of the policy in writing every year.

          (2)   The Board is permitted to pre-authorize transactions with designated persons that fall below dollar thresholds set by the Board. Any such pre-authorization may apply only to transactions that are in Forest's ordinary course of business and are either easily comparable to observable market transactions or are on terms no less favorable than the designated person offers to unrelated third parties.

          (3)   Forest's officers are required to provide the Board with all material information relating to any proposed covered transaction (other than a transaction authorized pursuant to paragraph 2 above).

          (4)   In determining whether to authorize and approve any covered transaction, the Board has broad discretion in determining whether the transaction is reasonable in light of the circumstances. It may rely on comparable market transactions, the use of an auction process, an independent valuation, or other similar methods.

          (5)   The Board may review the terms of a covered transaction outside the presence of any directors who have a financial interest in the covered transaction.

          (6)   Other than under paragraph 2 above, a covered transaction may be approved only by a majority of those directors who have no financial interest in the transaction.

Related Party Transactions

        During 2013 there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Executive officers and directors, as well as certain persons who own more than 10% of our common stock, are required by Section 16(a) of the Exchange Act to file reports of their ownership of common stock with the SEC and the NYSE, and to furnish us with copies of the reports.

        Based solely on Forest's review of the reports and written representations received from the directors and executive officers, Forest believes that, during 2013, all of its directors and executive officers timely complied with all Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

        Any proposal that a shareholder wishes to include in Forest's proxy materials for the 2015 annual meeting of shareholders, in accordance with the regulations of the SEC, must be received no later than November 26, 2014. The written proposal will need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, or sent to the Secretary via facsimile at 303.812.1445.

        Any proposal or nomination for director that a shareholder wishes to propose for consideration at the 2015 annual meeting of shareholders, but does not seek to include in our proxy statement under the applicable SEC rules, must be submitted in accordance with our Bylaws, and must be received at our principal executive offices no earlier than November 26, 2014, and not later than December 26, 2014. Any such proposal must be an appropriate subject for shareholder action under applicable law and must otherwise comply with Article I of Forest's Bylaws and must be submitted in writing and mailed to Forest's Secretary, at the address shown above.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Forest Oil Corporation 01SLIC 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote “FOR” the election of directors, and “FOR” Proposals 2 and 3. This proxy when properly executed by the undersigned shareholder will be voted as directed. If you sign your proxy card and do not provide specific voting instructions, your shares will be voted “FOR” each proposal. For Against Abstain 2. Approval, on an advisory basis, of the compensation of Forest's named executive officers; For Against Abstain 3. Ratification of the appointment of Ernst & Young LLP as Forest’s independent registered public accounting firm for the year ending December 31, 2014. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - James H. Lee 02 - Patrick R. McDonald 1. Election of three Class II directors to serve until Forest’s 2017 annual meeting of shareholders; Nominees: For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 1 9 2 8 2 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2014. Vote by Internet • Go to www.investorvote.com/FST • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Annual Meeting of Shareholders – May 7, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Patrick R. McDonald and Richard W. Schelin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Forest Oil Corporation common stock which the undersigned is entitled to vote, and, in their discretion and as permitted by stock exchange rules, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 7, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (Continued and to be marked, dated and signed, on the other side) Proxy — FOREST OIL CORPORATION Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: https://materials.proxyvote.com/346091 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Forest Oil Corporation 01SLJC 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote “FOR” the election of directors, and “FOR” Proposals 2 and 3. This proxy when properly executed by the undersigned shareholder will be voted as directed. If signed but no voting instructions are given, this proxy will be voted “FOR” Item 3, but will not be voted on the other matters. For Against Abstain 2. Approval, on an advisory basis, of the compensation of Forest's named executive officers; For Against Abstain 3. Ratification of the appointment of Ernst & Young LLP as Forest’s independent registered public accounting firm for the year ending December 31, 2014. 01 - James H. Lee 02 - Patrick R. McDonald 1. Election of three Class II directors to serve until Forest’s 2017 annual meeting of shareholders; Nominees: For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION MMMMMMMMMMMM 1 9 2 8 2 8 2 MMMMMMMMM

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Annual Meeting of Shareholders – May 7, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Patrick R. McDonald and Richard W. Schelin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Forest Oil Corporation common stock which the undersigned is entitled to vote, and, in their discretion and as permitted by stock exchange rules, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 7, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (Continued and to be marked, dated and signed, on the other side) Proxy — FOREST OIL CORPORATION Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: https://materials.proxyvote.com/346091